Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232435

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 1, 2020

P R O S P E C T U S   S U P P L E M E N T

(To prospectus dated June 28, 2019)

Up to 7,922,787 American Depositary Shares

(Representing Up to 3,961,393.5 Class A Ordinary Shares)

iClick Interactive Asia Group Limited

We are selling up to 6,300,000 American Depositary Shares, or ADSs, representing up to 3,150,000 of our Class A ordinary shares, par value US$0.001 per Class A share. The selling shareholder is selling up to 1,622,787 ADSs, representing up to 811,393.5 of our Class A ordinary shares. Each ADS represents one-half (1/2) of one Class A ordinary share. We will not receive any proceeds from the sale of the ADSs to be offered by the selling shareholder.

Our ADSs trade on the Nasdaq Global Market under the symbol “ICLK.” On August 31, 2020, the last sale price of the ADSs as reported on the Nasdaq Global Market was US$9.57 per ADS.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company” and “Prospectus Supplement Summary—Implications of Being a Foreign Private Issuer” for additional information.

Investing in the ADSs involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discount(1)	US$	US$
Proceeds, before expenses, to us	US$	US$
Proceeds, before expenses, to the selling shareholder	US$	US$

(1)	We refer you to the “Underwriting” section of this prospectus supplement beginning on page S-73 for additional information regarding total underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 1,188,418 ADSs from us, at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement.

Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang, two of our principal shareholders and co-founders, and Mr. Terence Li, our chief financial officer, have indicated interests in purchasing an aggregate of up to US$1.3 million of the ADSs being offered in this offering at the public offering price and on the same terms as the other ADSs being offered, with respect to which the underwriters will not receive any underwriting discounts or commissions. Such indications of interest are not binding agreements or commitments to purchase, and we and the underwriters are under no obligations to sell any ADSs to these persons. See “Prospectus Supplement Summary—The Offering—Indications of Interest” and “Underwriting” for more information. Any ADSs sold to these persons in this offering will not be subject to the lock-up described in “Underwriting—No Sales of Similar Securities.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Mr. Wing Hong Sammy Hsieh, our chairman of the board of directors and co-founder, and Mr. Jian Tang, our chief executive officer and co-founder, beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately             % of our total issued and outstanding share capital immediately after the completion of this offering and             % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, based on the public offering price of US$             per ADS and assuming the underwriters do not exercise their option to purchase additional ADSs. See “Capitalization.” Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes, and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. See “Description of Share Capital” in the accompanying prospectus.

The ADSs are expected to be delivered through the book-entry transfer facilities of the Depository Trust Company, in New York, New York on or about                , 2020.

BofA Securities	China Renaissance	ICBCI	A.G.P.

The date of this prospectus supplement is                , 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates hereof and thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus dated June 28, 2019 included in the registration statement on Form F-3 (No. 333-232435), initially filed with the SEC on June 28, 2019, which provides more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus or in the prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of ADSs offered by this prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Before purchasing any securities, you should carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•

“active profiled user” refers to a profiled user whom we are able to detect that he/she has online activities during a specific measurement period. A “profiled user” refers to a user whom we have collected sufficient information from his/her online activities to establish a descriptive understanding of the person;

•	“ADSs” refers to our American depositary shares. Two ADSs represent one Class A ordinary share;

•

“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus supplement only, the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region;

•	“direct marketer clients” refers to marketers that have direct contractual relationship with us;

•	“end marketers” or “marketers” refers to marketers that we serve, either directly or through marketing agencies, regardless of whether they have direct contractual relationship with us;

•	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

•

“independent online marketing technology platforms” refers to online marketing technology platforms (i) which are not owned by any group that owns online publishing resources, or (ii) which do not own any online publishing resources;

•	“marketing solutions” refers to mobile marketing solutions and other marketing solutions;

•	mobile apps or websites “covered” refers to the mobile apps or websites from which we are able to receive data to build user profiles;

•	“multinational companies” refers to companies that own or control production of goods or provision of services in one or more countries other than their home countries;

•

“online marketing technology platforms” refers to online marketing platforms which, through a combination of marketing strategies and technologies, assist marketers in optimizing their marketing resources;

•	“ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.001 per share;

•	“our clients” refers to entities which enter into sales contracts with us and incur spending during the relevant period;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“we,” “us,” “our company” and “our” refer to iClick Interactive Asia Group Limited; and

•	“$”, “US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference contain forward-looking statements that relate to our current expectations and views of future events. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigations Reform Act of 1995.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our ability to maintain and enhance our mobile capabilities;

•	our future business development, financial condition and results of operations;

•	the expected growth of online marketing industry, including online marketing technology industry in China;

•	our expectations regarding demand for and market acceptance of our products and services, including online marketing technology and enterprise solutions;

•	our expectations regarding our clients and other marketers and marketing agencies;

•	our ability to integrate and realize synergies from acquisitions and investments;

•	our plans to invest in our platform, solutions, data analytics capabilities, technology and technology infrastructure;

•	our relationships with our content distribution channel partners;

•	competition in our industry;

•	general economic and business condition in China and elsewhere;

•	relevant government policies and regulations relating to our industry; and

•	the duration of the COVID-19 outbreak and its potential impact on our business and financial performance.

You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements and any related statements made in this prospectus supplement and the documents incorporated by reference are made as of the date of the respective documents. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains information about us and the offering. The following summary may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the related notes to those statements contained in such documents, before you decide to invest in our ADSs.

Our Company

Our Business

We are a leading independent online marketing and enterprise data solutions provider in China. We serve as an integrated cross-channel gateway that provides marketers with innovative and cost-effective ways to optimize their online marketing efforts throughout their marketing cycle and achieve their branding and performance-based marketing goals. Our integrated data-driven marketing solutions help marketers identify, engage and activate potential customers, monitor and measure the results of marketing campaigns, and create content catering to potential customers across different content distribution channels through both PC and mobile devices.

Our marketing solutions are enabled and supported by our extensive data set, sophisticated data analytics capabilities and cutting-edge technologies. We collect data from a wide variety of channels, including through our proprietary tracking tools, from our marketers, publishers and ad exchanges when managing marketing campaigns, and to a lesser extent, from third-party strategic partners. From our large volume of unstructured data, we construct context-rich user profiles, utilizing our proprietary audience profiling and segmentation technologies. These user profiles, which are updated and refined on a continuous basis, typically include information on a user’s attributes, such as his or her demographics, geographic location, device preference, spending history, personal interests and other online or offline behavioral patterns. In the 30 days leading up to June 30, 2020, we analyzed approximately 940.9 million active profiled users with 22.1 attributes on average for each such profile. Leveraging our sophisticated automation and deep learning technologies, we continually refine our big data analytics and update our user profiles to address the evolving needs of our clients, optimize the effectiveness of our solutions, and increase our operational efficiency while ensuring the stability of our data and platform as we scale up operations.

Our platform appeals to marketers by offering omni-channel reach to the Chinese audience. We provide our clients with one-stop access to a wide variety of cross-channel content distribution opportunities, including those from leading online publishers in China. In the 30 days leading up to June 30, 2020, we covered approximately 126,097 mobile apps and 2.2 million websites. We work closely with our content distribution partners to facilitate innovative and effective audience engagement. In 2019 and the first half of 2020, our gross billing from marketing solutions amounted to US$640.8 million and US$290.8 million, respectively.

Leveraging our data analytics and experience and expertise in online marketing, in May 2018, we launched a strategic growth initiative beyond our core online marketing operation to provide SaaS-based enterprise solutions. Our data-driven enterprise solutions, which are built on Tencent cloud and leverage Tencent’s proprietary API connection and mini programs in Tencent’s WeChat ecosystem, help enterprises maximize the value of their data to gain actionable insights to improve customer relationship management, or CRM, decision-making and establishment of data-management platforms. Through the enterprise solutions, we are able to foster deeper relationship with clients beyond online marketing. In addition, as our clients increasingly adopt our enterprise solutions, we expect to be able to continue to enhance the quantity, quality, and diversity of our data assets and refine our data analytics. We are also making continuous efforts to expand our international footprint and provide effective targeted access to digital marketers around the world.

We take a flexible approach to delivering our solutions in order to cater to the preferences and levels of internal resources and expertise of our clients. Our clients may choose to access our solutions through (i) self-service, under which they have the flexibility to utilize our solutions “a la carte” to complement their existing marketing resources, or through (ii) managed service, under which our account management team provides in-depth services utilizing our solutions that suit the clients’ specified marketing objectives and budgets.

The success of our solutions is evidenced by our strong, diverse and recurring client base from a broad range of industry verticals, including entertainment and media, E-commerce, travel and hospitality, automobile and petroleum, and banking and finance. Our clients include direct marketers and marketing agencies, and feature companies of different sizes, including approximately 270 multinational companies in 2019 and the first half of 2020, as well as small and medium-sized enterprises, and from different geographic regions in and outside China.

For our marketing solutions, we generate revenues primarily from clients’ marketing spend through our platform as they utilize our solutions, and to a lesser extent from incentives granted by certain publishers. For our enterprise solutions, we generate revenue primarily from the upfront and on-going subscription fees our clients pay.

Our Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

•

Leading independent online marketing technology platform in China with a highly scalable and flexible business model. We have developed a suite of end-to-end solutions spanning from identification, engagement and activation of potential customers for our clients, to monitoring and measuring of the results of online marketing campaigns, and to creating content catering to potential customers of our clients across different channels. Our operation is also highly scalable as our solutions are designed for easy plug-and-play and compatible with marketers’ own systems and databases requiring minimal additional tailoring. In 2019 and the first half of 2020, our gross billing from marketing solutions amounted to US$640.8 million and US$290.8 million, respectively, leading to net revenues of US$199.4 million and US$107.1 million during these periods.

•

Extensive independent Chinese consumer data set with omni-channel, targeted audience reach. In the 30 days leading up to June 30, 2020, we analyzed data of approximately 940.9 million active profiled users. The average daily volume of the data we collected reached 0.90 terabytes in the 30 days leading up to June 30, 2020.

•

Highly sophisticated and automated platform powered by proprietary, cutting-edge technologies. Our automated online marketing platform is powered by cutting-edge and proprietary technologies. Our refined big data analytics enable us to offer more effective marketing solutions, and increase our operational efficiency while ensuring the stability of our data and platform. Our marketing platform is built on highly scalable and reliable cloud-based infrastructure. This allows us to harness large quantities of real-time data and ensures high speed performance at a larger scale to accommodate more clients and increased complexity of their online marketing campaigns.

•

Strong, diverse and recurring client base. We have a strong and diverse client base from a broad range of industry verticals, including entertainment and media, E-commerce, travel and hospitality, automobile and petroleum, and banking and finance. Our clients included approximately 270 multinational companies in 2019 and the first half of 2020, respectively. Our diverse client base also includes small and medium-sized enterprises. We provide tailored and user-friendly solutions to cater to marketers and marketing agencies of different levels of sophistication and from different industry verticals.

•

Deep knowledge and familiarity with China’s online marketing and data technology industry. We provide marketers with one-stop access to a wide variety of cross-channel audience engagement opportunities in China as well as CRM solutions. We are one of the first independent online marketing technology platforms in China to apply a data-driven approach to address the specific need of marketers in China, characterized by low media concentration, low data standardization, a managed-service service model, non-standardized ad formats, and lower levels of automation. We have fostered in-depth knowledge of, and cooperation with leading online channels covering approximately 126,097 mobile apps and 2.2 million websites in the 30 days leading up to June 30, 2020. In addition, our in-depth relationship with our clients has allowed us to accumulate strong sales and account service expertise. These help marketers, especially multinational marketers, navigate through the fragmented landscapes to identify and reach their potential customers, and maximize the value of their data to gain actionable insights to improve CRM, decision-making and establishment of data-management platforms.

•

Visionary leadership with proven track record of organic growth and acquisition execution. Our success is attributable in part to the deep industry experience and proven execution track record of our senior management team, with global perspectives and insightful knowledge in both technology and the online marketing industry. Our management team’s experience in multinational companies and roots in China enables us to expand our network and reach in the fragmented and complex Chinese online marketing market as well as develop in-depth understanding of the needs of multinational companies.

Our Strategies

We intend to pursue the following strategies to expand our business:

•

Expand service offerings and deepen market penetration through integration of marketing solutions and enterprise solutions. We intend to integrate our enterprise solutions with our core marketing solutions. We believe this will help us transition into a consumer full-cycle platform, to not only help marketers acquire customers, but also retain customers and build customer loyalty to maximize customer lifetime value. We plan to leverage our strong data and analytics developed from marketing solutions and cross-sell enterprise solutions to our top tier clients.

•

Optimize and diversify our client base. We plan to continue to optimize and diversify our client base, and clients from additional industry verticals and geographic markets, through developing and offering more tailored and user-friendly solutions and services and targeted sales and marketing efforts.

•

Increase marketing spend on our platform. We intend to offer new features and enhanced functionalities on our platform to provide more effective and comprehensive solutions, especially mobile audience solutions. In addition, we are working on new partnership initiatives, which would make third-party applications available to our clients through our platform directly, further enhancing customer experience and hence increasing the stickiness of our platform. We also intend to explore innovative audience engagement formats across multiple channels, in particular on mobile apps.

•

Continue to enlarge audience data set, strengthen data analytics capabilities and innovate technologies. We will continue to collaborate with marketers, publishers and other third-party partners to increase the dimensions and varieties of our data assets. We also plan to continue investing in data science technologies, including refreshing and upgrading data modeling and segmentation technologies to meet marketer demands in different market segments and industry verticals. In addition, we plan to upgrade our technical infrastructure to support our growing data set and data analytics capabilities as we continue to expand.

•

Explore strategic alliance and acquisition opportunities. We plan to continue to explore investment, acquisition and business collaboration opportunities through upstream and downstream expansion that expand our product offerings, complement or enhance our existing operations and total addressable market, broaden our access to new industry and client segment, improve our ability to address enterprise needs in online-to-offline retail, integrate our AI capabilities in consumer analytics and that are strategically beneficial to our long-term goals.

Recent Business Developments

In May 2020, we acquired an 80% equity interest in Optimal Power Limited, a subsidiary wholly owned by Creative Big Limited, for US$28 million paid through the issuance of ADSs calculated at US$3.9 per ADS. As part of the transaction, Creative Big Limited injected certain premium media licensing assets into Optimal Power Limited covering a number of jurisdictions in the Asia-Pacific.

In June 2020, several investors have purchased from us an aggregate of 2,107,400 newly issued Class A ordinary shares (equivalent to 4,214,800 ADSs) for a total consideration of US$22 million through a private placement.

Recent Regulatory Developments

On August 6, 2020, U.S. President Donald Trump issued executive orders that will prohibit certain transactions involving U.S. persons or entities or within the jurisdiction of the United States with (i) ByteDance Ltd., or ByteDance, and (ii) Tencent Holdings Ltd., or Tencent, that are related to WeChat. ByteDance and Tencent are PRC technology companies, and WeChat is a multi-purpose messaging, social media and payment system application owned by Tencent. Pursuant to these executive orders, the U.S. Secretary of Commerce is required to identify the transactions that will be subject to these prohibitions by September 20, 2020 and is authorized to issue regulations to implement the order. As of the date of this prospectus supplement, the U.S. Secretary of Commerce has not yet identified the transactions that will be prohibited or issued any regulations implementing the prohibitions.

We provide marketing solutions to our global customers directly, or through marketing agencies, for our customers to identify and reach their potential clients in China, including through WeChat (including Weixin, a version of WeChat for users in mainland Chinese) and other applications operated by Tencent. We also partner with Tencent to offer enterprise solutions, which enable brands, including multinational companies, to manage their consumers more efficiently, increase repurchase rates and enhance their consumer loyalty. We also have a small portion of our business in which we work with ByteDance as our media publisher. See “Risk Factors—Developments in U.S.-China relations, including the imposition of economic sanctions, could negatively affect our business and adversely affect our shareholders and the market for our ADSs.” for a more detailed discussion of the recent Trump executive orders and related risks to us and this offering.

Until the U.S. Secretary of Commerce takes the additional actions described above, there will be substantial uncertainty regarding the impact these executive orders will have on us, in particular for the executive order relating to WeChat and Tencent. However, given that each of the executive orders focuses on the threat that these applications may have to U.S. persons’ personal and proprietary information, we currently expect that the primary focus of the recent designations and regulations will be in respect of the use and availability of WeChat and ByteDance applications within the United States rather than prohibiting ordinary-course commercial transactions with ByteDance or Tencent, in particular, to the extent they relate to operations outside the United

States. Because only a small portion of our business involves U.S. persons or entities or is otherwise within the jurisdiction of the United States, to the extent the designations and regulations are focused on ByteDance’s and Tecent’s (through WeChat) access to U.S. users of their applications, our business may not be significantly affected. To the extent the relevant designations and regulations prohibit us or our customers from dealing with ByteDance or Tencent relating to WeChat, we believe we may be able to access other content distribution channels and provide our marketing solutions customers with alternative arrangements that are not prohibited. However, because the U.S. Secretary of Commerce has wide discretion in defining the scope of the transactions that will be prohibited by the executive orders, they could be far broader than we expect, including the imposition of blanket prohibitions against any transaction of any kind by a U.S. person with Tencent related to WeChat or ByteDance. These types of actions could prohibit transactions by a U.S. person (including any investors in this offering, the underwriters or their U.S. affiliates and any of our U.S. clients or Chinese subsidiaries or affiliates of U.S. companies) with us due to our business activities and collaborations with Tencent, ByteDance or both of them. These types of actions could be similar in scope and effect to the blocking sanctions imposed pursuant to other executive orders by the Office of the Foreign Assets Control (OFAC) of the U.S. Department of Treasury. Any action of this type would materially affect our business and could adversely affect our shareholders, including investors purchasing ADSs in this offering, likely in ways that we would be unable to redress quickly, or possibly at all; see “Risk Factors—Developments in U.S.-China relations, including the imposition of economic sanctions, could negatively affect our business and adversely affect our shareholders and the market for our ADSs.”

Corporate Information

Our principal executive offices are located at 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R., People’s Republic of China and our telephone number at that address is +852 3700 9000. Our website is www.i-click.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus supplement or the accompanying prospectus. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. For as long as we remain an emerging growth company, we intend to take advantage of the exemptions discussed in this paragraph.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision, and as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the

Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of our management board or supervisory board are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus supplement and the accompanying prospectus and the information incorporated therein. Accordingly, the information contained herein and therein may be different than the information you receive from other public companies. For further details, see “Risk Factors—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.”

The Offering

Offering price	US$ per ADS.

ADSs offered by us	Up to 6,300,000 ADSs.

ADSs offered by the selling shareholder	Up to 1,622,787 ADSs.

ADSs outstanding immediately after this offering	Up to 93,949,298 ADSs (or 95,137,716 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering	Up to 46,974,649 ordinary shares, comprised of 42,154,041 Class A ordinary shares and 4,820,608 Class B ordinary shares (or 47,568,858 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, comprised of 42,748,250 Class A ordinary shares and 4,820,608 Class B ordinary shares).

The ADSs	Two ADSs represent one Class A ordinary share, par value US$0.001 per ordinary share.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or certain charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of American Depositary Shares.” You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus forms a part.

Option to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to 1,188,418 additional ADSs, at the public offering price less the underwriting discounts.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately US$ million, or approximately US$ million if the underwriters exercise the option to purchase additional ADSs in full, at the public offering price of US$ per ADS, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

We currently plan to use the net proceeds from this offering for research and development, for working capital and other general corporate purposes and for investment, acquisition and business collaboration opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals. As of the date of this prospectus supplement, we have no commitments or agreements to enter into any material investment, acquisition or business collaboration. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. See “Risk Factors—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder.

See “Use of Proceeds” for more information.

Risk factors	An investment in our ADSs involves certain risks. See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Lock-Up Provisions

Subject to certain exceptions, we, our executive officers and directors, including entities that are wholly owned by Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang that own our Class A and Class B ordinary shares, have entered into lock-up agreements with the underwriters. Under these agreements, each of these persons may not, without the prior written approval of BofA Securities, Inc., offer, pledge, sell or contract or grant any option to sell, pledge, transfer, or otherwise dispose of, or sell any option or contract to purchase, or purchase any option or contract to sell, transfer or otherwise dispose of, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Class A ordinary shares or ADSs, or securities convertible into, exchangeable or exercisable for any Class A ordinary shares or ADSs (including for the avoidance of doubt, Class B ordinary shares) or publicly disclose the intention to do any of the foregoing. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. See “Underwriting—No Sales of Similar Securities” for more information.

Indications of Interest	Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang, two of our principal shareholders and co-founders, and Mr. Terence Li, our chief financial officer, have indicated interests in purchasing an aggregate of up to US$1.3 million of the ADSs being offered in this offering at the public offering price and on the same terms as the other ADSs being offered, with respect to which the underwriters will not receive any underwriting discounts or commissions. Such indications of interest are not binding agreements or commitments to purchase. We and the underwriters are under no obligations to sell any ADSs to these persons, and these persons may each determine to purchase a smaller amount or not to purchase any ADSs in this offering. Any ADSs sold to these persons in this offering will not be subject to the lock-up described above. See “Underwriting” for more information.

NASDAQ symbol for our ADSs	Our ADSs are listed on the NASDAQ Global Market under the symbol “ICLK.”

Depositary	JPMorgan Chase Bank, N.A. is the depositary and custodian of our ADSs.

Payment and settlement	The ADSs are expected to be delivered through the book-entry transfer facilities of the Depository Trust Company (the “DTC”), in New York, New York on or about , 2020.

Unless otherwise indicated, all information in this prospectus supplement is based on 39,287,751 ordinary shares issued and outstanding as of June 30, 2020 and excludes:

•

1,364,755 Class A ordinary shares held by Arda Holdings Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 Share Incentive Plan, or the 2018 Plan;

•	73,056 Class A ordinary shares held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted share units under our Post-IPO Plan;

•	up to 711,483 Class A ordinary shares issuable upon conversion of our outstanding convertible notes;

•	up to 2,325,581 Class A ordinary shares issuable upon exercise of our warrants issued in December 2019; and

•

Impact to the equity arising from other events that occurred subsequent to June 30, 2020, which include the exercise of employee share options, vesting of restricted share units, repurchase of ordinary shares and share-based compensation expenses.

RISK FACTORS

An investment in our ADSs involves certain risks. You should carefully consider the risks described below as well as the other information, such as the risks described under the heading “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, or the 2019 annual report, included or incorporated by reference in, and as updated by, this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-looking Statements” in this prospectus supplement and “Forward-Looking Statements” in the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business and Industry

We have experienced fluctuations in growth in recent periods, and our historical growth rates may not be indicative of our future growth.

We have experienced fluctuations in growth in recent periods. We may not be able to sustain our historical growth rates, or at all. You should not consider our historical growth in gross billing and net revenues as indicative of our future performance. Our recent growth was driven by an increase in gross billing from mobile marketing solutions as a result of our strategic focus shifting to capture more market demand in mobile marketing solutions, as well as our newly launched enterprise solutions. In future periods, our gross billing and net revenues could decline or grow more slowly than we expect and the client base optimization may not achieve the benefits as we expected. We believe our business, prospects and results of operations depend on a number of factors, some of which are described in more details in this section, including our ability to:

•	successfully execute our mobile strategy in the increasingly competitive mobile online marketing segment;

•	successfully integrate our core marketing solutions with newly launched enterprise solutions;

•	retain existing clients while continuing to optimize our client base;

•	attract new clients and further diversify our client base, including more clients to use our solutions on a self-serve basis and marketers from new industries and geographic regions;

•

maintain the breadth and depth of our cooperation with content distribution channels, including publishers, ad exchanges, and ad networks, and attract new ones in order to increase the volume and breadth of content distribution opportunities available to us;

•	adapt our solutions and service offerings to meet evolving business needs, including to address market trends such as the migration of consumers from PCs to mobile devices;

•	leverage our data assets and experience and expertise in online marketing to extend our solutions beyond online marketing and achieve market acceptance;

•	maintain the proper functioning of our technology architecture as our business continues to grow;

•	maintain and grow our data assets in order to help marketers identify, engage and convert their audience;

•	maintain a high level of customer satisfaction;

•	adapt to a changing regulatory landscape governing privacy matters;

•	acquire or invest in businesses, products and technologies and to integrate and realize synergies from acquisitions and strategic investments;

•	increase awareness of our brand among marketers on a global basis in a cost-effective manner; and

•	attract and retain employees.

We cannot assure you that we will be able to successfully accomplish any of these objectives.

We face intense competition for our mobile marketing solutions, and if we fail to maintain and enhance our mobile capabilities, our results of operations could be materially and adversely affected.

Our recent growth was primarily driven by our expansion since 2014 into mobile channels to identify, engage and convert mobile marketing. We have experienced and expect to continue to face intense competition in respect of our mobile marketing solutions. To deliver, maintain and enhance our mobile capabilities, it is important that we further integrate with a wider range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing solutions that operate effectively with these technologies, systems, networks or standards. Any of these could have a material adverse effect on our business, prospects and results of operations.

While marketing via non-mobile online channels has been established for several years, marketing via mobile channels, in particular via mobile apps, is a relatively new phenomenon. In light of the rising demand for marketing via mobile apps, mobile app publishers, especially popular mobile app publishers, tend to command stronger bargaining power compared to their non-mobile app publisher counterparts. All of these have resulted in a downward pricing pressure on, and increased media costs for, our mobile marketing solutions. Net revenues from our mobile marketing solutions have been increasing, which amounted to US$101.4 million, US$140.4 million, US$171.1 million and US$92.0 million in 2017, 2018, 2019 and the first half of 2020, respectively. However, gross margin for our mobile marketing solutions remained relatively low and was 10.4%, 14.6%, 18.7% and 19.6% in 2017, 2018, 2019 and the first half of 2020, respectively. In addition, the gross margin for our mobile marketing solutions may fluctuate in future. As we continue to prioritize the execution of our mobile strategy and face increasing competition and pricing pressure for our mobile marketing solutions, our profit margin could be materially and adversely affected.

We have incurred net losses in the past and may not achieve or sustain profitability in the future.

We incurred net losses of US$24.6 million in 2017, US$32.6 million in 2018, US$10.8 million in 2019 and US$8.4 million in the first half of 2020. As of June 30, 2020, we had an accumulated deficit of US$202.3 million. We will need to generate increased revenue levels in future periods to become profitable, and, even if we do, we may not be able to improve our profitability as we intend to continue to expend significant funds to grow our marketing and sales operations, develop and enhance our data analytic capabilities, scale our data center infrastructure and services capabilities and expand into new market segments. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue enough to offset our operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve or sustain profitability, the market price of our ADSs may significantly decrease.

Our newly launched businesses, including our enterprise solutions, may not be successful, and we may not successfully integrate our new solutions with existing solutions.

We have been leveraging our data assets and experience and expertise to extend our solutions beyond our core online marketing business. For example, in May 2018, we started to offer enterprise solutions and in January 2019, we made a controlling investment in Changyi (Shanghai) Information Technology Co., Ltd., or Changyi, which further enhances our enterprise solution capabilities. We may not be successful in our newly launched business lines, including enterprise solutions. For example, our data assets and experience and expertise in online marketing may not prove successful for enterprise solutions, and there can be no assurance that we will successfully integrate, utilize and leverage Changyi’s enterprise solution capabilities. In addition, in May 2020, we made a controlling investment in Optimal Power Limited, a subsidiary wholly owned by Creative Big Limited. As part of the transaction, Creative Big Limited injected certain premium media licensing assets into Optimal Power Limited covering a number of jurisdictions in the Asia-Pacific. While we believe this investment will broaden our content distribution channels and enrich offerings of our marketing solutions, we cannot assure you that this strategy will be successful or that our marketing solutions’ financial performance would be improved. If we are unable to successfully, fully integrate any business, product or technology we acquire, our business, financial condition and results of operations may suffer.

Our enterprise solutions are currently primarily established on our cooperation with Tencent Holdings Limited, or Tencent. For example, we help our clients put in place data-management platforms which are currently built primarily on Tencent Cloud and Enterprise WeChat Work. As a result, we rely on the functionality and stability of Tencent’s cloud and WeChat’s infrastructure in providing our enterprise solutions. In addition, we rely on Tencent’s proprietary API connections to gather and analyze customer data and create consumer profiles. Any disruption or termination of this cooperative relationship, including due to regulatory reasons or changes, could deteriorate our ability to operate our newly launched enterprise solutions, which could negatively affect our business, financial condition and results of operations. See “—Developments in U.S.-China relations, including the imposition of economic sanctions, could negatively affect our business and adversely affect our shareholders and the market for our ADSs.” for more information.

In addition, we may face increased competition as we expand into the enterprise solution market. We may face competitions from local companies that are working on enterprise solutions, new cloud computing and artificial intelligence. We may also face potential competition from international SaaS companies, which have longer operating histories, greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition. If we fail to upgrade our technologies and differentiate our enterprise solutions to effectively identify and address clients’ needs, our business, results of operations and prospects could be materially and adversely affected.

We have been making efforts to promote our newly launched enterprise solutions to clients in industries including new retail, online education, real estate and other sectors, including through cross-selling or upselling to existing clients and referral from existing clients. We cannot assure you that these promotion and marketing efforts will be successful. As a result, the success of our enterprise solutions depends on the continued growth of these sectors. In addition, to the extent businesses do not find our enterprise solutions an effective or efficient way of customer management and to the extent there are any potential new developments in their sectors, our enterprise solutions may be less attractive to clients, and our results of operations and business growth prospects may be adversely affected.

We may also face unexpected new risks as we continue to launch new businesses. As a result, we cannot assure you that we will be successful in this new business. If we cannot successfully address new challenges and compete effectively, we may not be able to develop a sufficient client base, recover costs incurred for developing and marketing our new business, and eventually achieve profitability from our new business, and, consequently, our future results of operations and growth prospects may be materially and adversely affected.

Our sales cycle may become more time-consuming and expensive under enterprise solutions, we may encounter pricing pressure and implementation and configuration challenges, and we may have to delay revenue recognition for some complex transactions, all of which could harm our business and operating results.

As the development cycle on enterprise solutions is subject to the complexity of the clients’ needs and requirements, industries, scale of operation, etc., we may face greater costs, longer sales cycles and less predictability in completing some of our sales. In this market segment, clients’ decision to use our services may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education regarding the use and benefits of our services, as well as education regarding privacy and data protection laws and regulations to prospective clients with international operations. As a result of these factors, these sales opportunities may require us to devote greater development, sales support and professional services resources to individual clients, driving up costs and time required to complete the transactions, while potentially requiring us to delay revenue recognition on some of these transactions until the technical or implementation requirements have been met.

Our net revenues, net revenues as a percentage of gross billing, gross profit margin and the comparability of our financial results may be affected by our revenue models.

We derive revenue primarily from four sources and report them on either a net or gross basis: (i) revenue from incentives earned from the website publishers for which we act as a sales agent for their content distribution opportunities, or the sales agency arrangement, which is reported on a net basis, (ii) revenue from performing cost-plus marketing campaigns, which is reported on a net basis; (iii) revenue from performing specified actions marketing campaigns (i.e., a CPM, CPC, CPA, CPS, CPL or ROI basis), which is reported on the gross basis, and (iv) revenue from SaaS products offering under our enterprise solutions business, which is reported on a gross basis and a net basis. Please see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Key Components of Results of Operations—Net Revenues” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. The gross profit margins for our sales agency arrangement and cost-plus marketing campaigns are higher than that for our specified action marketing campaigns as cost of revenues for our sales agency arrangement and cost-plus marketing campaigns does not include media cost.

Consequently, an increase in the percentage of gross billing recognized as net revenues from performing specified actions marketing campaigns will have a positive impact on our net revenues and a negative impact on our gross profit margin. On the other hand, an increase in the percentage of gross billing recognized as net revenues from our sales agency arrangement and from performing cost- plus marketing campaigns will have a negative impact on our net revenues and a positive impact on gross profit margin. As the relative percentage of gross billing from incentives earned from the website publisher under our sales agency arrangement and from performing cost-plus marketing campaigns, on the one hand, and from performing specified actions marketing campaigns on the other hand, changes from time to time, the relative proportions of gross billing recognized as net revenues on a gross basis and a net basis also fluctuate, which would consequently impact our net revenues and gross profit margin. Our mobile marketing solutions on one hand, and other marketing solutions, on the other hand, each represent a mixture of revenue recognized on a gross basis and on a net basis and the proportion of each fluctuates from period to period. Therefore our net revenues, net revenues as a percentage of gross billing, gross profit margin and the comparability of our financial results in one period to another may be affected by the relative percentage of gross billing recognized as net revenues on the gross basis and net basis. The relative proportions of gross billing recognized as net revenues on a gross basis and a net basis, are affected by a variety of factors, in particular, the terms of the arrangements with our clients, including whether to conduct their marketing campaigns on a specified-action (i.e., gross) or cost-plus (i.e., net) basis in a particular period, which depends on clients’ needs and goals.

Failure to retain existing clients or attract new ones could adversely impact our business and results of operations.

We do not have long-term marketing campaign contracts with clients, and a majority of our marketing campaign contracts are for a term of one year or shorter. Our clients, referring to entities which enter into marketing campaign contracts with us and incur marketing spend during the relevant period and which include direct marketers and marketing agencies, are not obligated to use our platform on an exclusive basis and they generally use multiple providers to manage their marketing spend. Accordingly, we must convince our clients to use our platform, increase their usage and spend a larger share of their online marketing budgets with us, and do so on an on-going basis.

Our ability to achieve renewals or marketing campaign contracts and new sales depends on many factors, some of which are out of our control, including:

•	customer satisfaction with our solutions, including any new solutions that we may develop,

•	the competitiveness of our pricing and payment terms for our clients, which may, in turn, be constrained by our capital and financial resources,

•	customer satisfaction with our account managing services,

•	our ability to tailor our solution offerings and delivery and pricing models in accordance with the evolving needs of our clients and end marketers,

•	our ability to expand our data base and solutions to serve marketers in a wider range of industries and geographic regions,

•	our ability to integrate with a wider range of new mobile technologies, systems, networks and standards,

•	mergers, acquisitions or other consolidation among marketers and marketing agencies, and

•	the effects of global economic conditions on spending levels of marketers generally.

Therefore, we cannot assure you that clients that have generated marketing spend on our platform in the past will continue to spend at similar levels or that they will continue to use our platform at all. We may not be able to replace clients which reduce or cease their usage of our platform with new clients that spend similarly on our platform. We have relied on a limited number of clients to generate a significant portion of our revenues. For example, while we did not have any client that contributed to more than 10% of our net revenues in 2017, 2019 and the first half of 2020, we had one client from the entertainment industry that contributed to 14% of our net revenues in 2018.

In addition, we have started a comprehensive review of the client base especially for other marketing solutions since 2016 to focus on profitability and liquidity. For example, we terminated relationships with certain clients for our other marketing solutions as they had relatively long accounts receivable cycles and yielded relatively low operating profit margins to us. Some of these clients were large marketers and had individually accounted for more than 5% of our annual gross billing historically. As a result, gross billing from our other marketing solutions decreased by 6.6% from US$76.1 million in 2017 to US$71.0 million in 2018 and further by 8.9% to US$64.7 million in 2019. Relatedly, the total number of our marketers decreased by 3.2% from 2,561 in 2017 to 2,479 in 2018. The total number of our marketers increased by 40% from 2018 to 3,481 in 2019, primarily attributable to our increased ability to cater to the growing market demand. However, as we continue to engage in client optimization and review our client base for a more sustainable long-term growth, we cannot assure you that the increase in the total number of marketers will continue.

If our existing clients do not continue to use or increase their use of our platform, or if we are unable to attract sufficient marketing spend on our platform from new clients, our business and results of operations could be materially and adversely affected.

Loss of any marketing agency client may materially and adversely affect our business and results of operations.

We engage third-party marketing agencies to help source and serve some of our marketers. In 2019, we had 3,481 marketers. Among these marketers, 1,793 were represented by our marketing agency clients, which contributed a significant portion of our gross billing and net revenues. We do not have exclusive business arrangement with these marketing agencies. If we lose any marketing agency, we risk losing business from end marketers represented by that agency. In addition, some marketing agencies have their own business arrangements with content distribution channels and can directly connect marketers with such channels. Our business may suffer to the extent that marketing agencies and content distribution channels purchase and sell content distribution opportunities directly from one another or through intermediaries other than us. Loss of marketing agencies as our clients could materially and adversely affect our business and results of operations.

Furthermore, our contractual arrangements with marketing agency clients do not provide us with control or oversight over their day-to-day business activities. If any of our marketing agency clients engage in activities that violate laws and regulations, our reputation could be harmed and our business and results of operations could be materially and adversely affected.

Loss of any content distribution channel and changes in the contract terms with any content distribution channel may materially and adversely affect our business and results of operations.

Our consistent access to attractive content distribution opportunities is crucial to our business. We primarily rely on third-party content distribution channels to access content distribution opportunities. Our content distribution channels are concentrated and primarily include online and mobile publishers, major search engines and ad exchanges, including those owned or operated by Tencent, Baidu, Google and Alibaba. Media costs for content distribution opportunities on Tencent, Baidu, Google and Alibaba channels in aggregate accounted for 89.1%, 91.1%, 87.4% and 83.1% of our media costs in 2017, 2018, 2019 and the first half of 2020, respectively. Media costs for content distribution opportunities on our largest and second largest channel partners accounted for 80.8% and 6.6% of our media costs in 2019, respectively. In addition, our contracts with content distribution channels are generally for a period of one year and do not impose long-term obligations requiring them to make their content distribution opportunities available to us on reasonable terms or at all. The loss of access to content distribution opportunities from one of those companies would negatively impact our ability to help marketers reach their audience.

Our ability to source content distribution opportunities from content distribution channels depends in part on our ability to continuously generate sufficient marketing spend from our clients on these channels. If our content distribution channels terminate or choose not to renew their contracts with us, due to a variety of factors, including regulatory reasons or changes, our business and results of operations will be materially and adversely affected. In addition, we may not be able to negotiate favorable or acceptable terms once the contracts expire, which could have a material adverse impact on our financial condition and results of operations.

Furthermore, our contracts with content distribution channels generally provide for certain rebates or incentives, generally calculated as a percentage of marketing spend, that we are entitled to should the market spending during the terms exceed the specified thresholds. Under some of our contracts, content distribution channels offer staggered levels of rebates or incentives to us depending on the amount of marketing spend we achieve during the period.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations. In particular, we could be materially and adversely affected by the outbreak of COVID-19.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide solutions and services on our platform. Our business could also be adversely affected by the effects of a novel strain of coronavirus, or COVID-19, Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics.

Most of our system hardware and back-up systems are hosted in leased facilities in Hong Kong, Shanghai, Beijing and Guangzhou province, and most of our directors, senior management and employees are based in

Hong Kong, Shanghai and Beijing. Therefore, if any of the above-mentioned natural disasters, health epidemics or other outbreaks were to occur in these regions, our operations may experience material disruptions, such as temporary closure of our offices and suspension of services, which may materially and adversely affect our business and results of operations. Our business, results of operations, financial condition and prospects could be materially and adversely affected directly, as well as to the extent that the coronavirus or any other epidemic harms the Chinese economy in general. For example, since December 2019, there has been an outbreak of COVID-19 in China and around the world. COVID-19 is considered to be highly contagious and poses a serious public health threat. In March 2020, the World Health Organization declared the COVID-19 a pandemic, given its threat beyond a public health emergency of international concern that the organization had declared on January 30, 2020. The pandemic has resulted in quarantines, travel restrictions, home office policies, and the temporary closure of stores and facilities in China, Hong Kong and many other jurisdictions for the past few months. These measures have slowed down the development of the Chinese economy and adversely affected the global economic conditions and financial markets. Substantially all of our revenues and our workforce are based in China and Hong Kong. Our operations have been, and may continue to be, materially and adversely affected by potential delays in or reductions of business activities and commercial transactions and by general uncertainties surrounding the duration of the government’s extended business and travel restrictions. In addition, our business operations could be disrupted if any of our employees is suspected of contracting the coronavirus or any other infectious disease, since it could require our employees to be quarantined and/or our offices to be disinfected. As of the date of their prospectus supplement, our clients in industries adversely affected by the COVID-19 outbreak, including travel and hospitality sectors, among others, have reduced their budgets on advertising, which is one of the reasons our gross profit margin decreased to 27.9% for the six months ended June 30, 2020 from 29.3% for the same period in 2019.

While we had seen advertising budgets normalized in the second quarter of 2020, especially in the online-gaming area, as a result of the relaxation of restrictions on economic and social life due to a slowdown of COVID-19 cases in China, the outlook for the pandemic remains fluid, and the full and long-term implications from COVID-19 on our business and results of operations remain uncertain. Any significant resurgence of COVID-19 may have an adverse effect on our results of operations, financial condition, business and prospects. Any potential impact on our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or treat its impact, which are mostly beyond our control. We are closely monitoring the pandemic and its impact on us. Additionally, to the extent the COVID-19 adversely affects our business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

The independent online marketing technology market is highly fragmented and intensely competitive. Independent online marketing technology platforms also face competitive pressure from well-established internet companies, marketing agencies and traditional media. In addition, as we expand into the enterprise solution market, we also face increasingly intensified competition.

China’s independent online marketing technology market is highly competitive, fragmented and rapidly changing. With the introduction of new technologies and the influx of new entrants, we expect competition to continue and intensify, which could harm our ability to increase revenue and attain or sustain profitability. We believe the principal competitive factors in this industry include:

•	ability to deliver return on marketing expenditure at scale;

•	customer trust and loyalty;

•	geographic reach;

•	breadth and depth of cooperation with publishers, ad exchanges, ad networks and other participants in the online marketing ecosystem;

•	comprehensiveness of solutions and service offerings;

•	pricing structure and competitiveness;

•	cross-channel capabilities;

•	accessibility and user-friendliness of solutions; and

•	brand awareness.

In addition, independent online marketing technology platforms face competitive pressure from large and well-established internet companies, such as Alibaba, Baidu, Tencent and Google, which have established stronger and broader presence across the online marketing ecosystem and have significantly more financial, technical, marketing and other resources, more extensive client base, and longer operating histories and greater brand recognition than we do. These companies have access to user information by virtue of their popular consumer-oriented websites and mobile apps, and have the technology designed for use in conjunction with the types of user information collected from their websites and mobile apps. These companies may also leverage their positions to make changes to their systems, platforms, exchanges, networks or other products or services that could be harmful to our business and results of operations. While we believe that we do not directly compete with these large and well-established internet companies as we promote their content distribution opportunities or purchase their content distribution opportunities in the ordinary course of our business in connection with our execution of marketing campaigns, and these companies generally do not provide integrated marketing solutions the way we do, we face indirect competition from these major players in the online marketing technology industry as they provide online marketing technology and offer services and offer solutions that help marketers achieve one or more aspects of their marketing goals in one or more phases of their online marketing cycle. These large and well-established companies control content distribution channels and may also directly compete with us to the extent we expand our solutions and footprints vertically along the online marketing technology value chain. Further, some of these companies are, or may also become, our content distribution channels and may enter into other types of strategic arrangements with us. For example, we generally enter into annual framework agreements with content distribution channel partners, including Baidu and Tencent, to purchase or promote their content distribution opportunities. See “Item 4. Information on the Company—B. Business Overview—Our Content Distribution Channels” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. Competitive pressure may incentivize them to cease their partnership with us. Online marketing technology platforms also face competition from marketing agencies, who may have their own relationships with content distribution channels and can directly connect marketers with such channels. Furthermore, online marketing technology platforms continue to compete with traditional media including direct marketing, television, radio, cable and print advertising companies.

New technologies and methods of online marketing present an evolving competitive challenge, as market participants upgrade or expand their service offerings to capture more marketing spend from marketers. In addition to existing competitors and their existing service offerings, we expect to face competition from new entrants to the online marketing technology industry and new service offerings from existing competitors. If existing or new companies develop, market or resell competitive high-value marketing technology solutions, acquire one of our competitors or strategic partners, form a strategic alliance or enter into exclusivity arrangement with one of our competitors or strategic partners, our ability to compete effectively could be significantly compromised and our business, results of operations and prospects could be materially and adversely affected.

In May 2018, we launched a strategic growth initiative beyond our core online marketing operation to provide SaaS-based enterprise solutions. Although we currently have few direct competitors in this relatively new and evolving area in China, we anticipate competition to increase based on businesses’ demands for this type of products. We may face competitions from local companies that are working on enterprise solutions, new cloud computing and artificial intelligence. We may also face potential competition from international SaaS companies, which have longer operating histories, greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition. In addition, many of our prospective competitors may have close relationship with our existing and new clients and bear an extensive knowledge of this industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients’ requirements, or devote greater resources to the development, promotion and sale of their products. If we fail to upgrade our technologies and differentiate our enterprise solutions to effectively identify and address clients’ needs, our business, results of operations and prospects could be materially and adversely affected.

If online marketing technology solutions and enterprise solutions do not achieve widespread market acceptance, our business, growth prospects and results of operations would be materially and adversely affected.

The market for online marketing technology solutions and enterprise solutions such as ours is evolving in China and these solutions may not achieve or sustain high levels of demand and market acceptance as we expect. While marketing via search engines or display channels has been established for several years, marketing via new digital channels such as mobile and social media is not as well established. The future growth of our business could be constrained by both the level of acceptance and expansion of emerging online marketing channels, as well as the continued use and growth of existing channels. Even if these channels become widely adopted, marketers and agencies may not be familiar with and make significant investments in, solutions such as ours that help them manage their online marketing across channels and devices. In addition, some of our solutions are delivered as software-as-a-service, or SaaS, offerings, which are less mature or common in China, and the pace of transition to SaaS business may be slower among marketers with heightened data security concerns or general demand for highly customizable application software. The acceptance of our solutions delivered as SaaS offerings will depend to a substantial extent on the education of our clients on the SaaS offerings and the widespread adoption of SaaS solutions in general, and we cannot be certain that the trend of adoption of such solutions will continue in the future. Therefore, it is difficult to predict the demand for our platform or the future growth rate and size of the market for online marketing technology solutions.

Expansion of the market for online marketing technology solutions depends on a number of factors, including the growth of new digital channels such as mobile and social media and the cost, as well as the performance and perceived value associated with online marketing technology solutions. If online marketing technology solutions do not achieve widespread acceptance, or there is a reduction in demand for online marketing caused by weakening economic conditions, decreases in corporate spending, technological challenges, data security or privacy concerns, governmental regulation, competing technologies and solutions or otherwise, our business, growth prospects and results of operations will be materially and adversely affected.

Enterprise solution is a relative new data technology market in PRC. The expansion of our enterprise solutions depends on the clients’ interest and market acceptance. If we fail to obtain a widespread acceptance, our number of clients may decrease. We may also incur additional spending to further enhance our brand recognition and promotion, which could adversely impact our profitability. If our enterprise solutions fail to gain a widespread acceptance, our business, growth prospects and results of operations may also be materially and adversely affected.

If our algorithms and data engines for assessing and predicting potential audience behaviors are flawed or ineffective, or if our platform fails to otherwise function properly, our reputation and market share would be materially and adversely affected.

Our ability to attract marketers to, and build trust in, our platform is significantly dependent on our ability to effectively assess and predict audience interest in, and therefore interaction with, relevant marketing content. In addition, our ability to attract businesses to use our enterprise solutions is significantly dependent on our ability to effectively identify and address their needs on customer relationship management and data analytics (e.g. sales data, customer data, product data, etc.). We utilize our proprietary algorithms and data engines to track, process and analyze internet user data, forecast probability and nature of internet users’ potential engagement with a given marketing message, create and tailor the marketing message to specific user interest, and execute marketing campaigns based on parameters specified by our clients. Our proprietary algorithms and data engines take into account multiple kinds and sources of data, including data on users’ interest, intent, E-commerce and offline purchase behavior, social data, demographic data and campaign performance data, which we track using our proprietary tracking tools, from our marketers, publishers and ad exchanges in connection with marketing campaigns, and from collaboration with selected third-party data partners. The data we collect may not be relevant to all industries, and for certain industries, we may not have sufficient user data to ensure that our algorithms and data engines would work effectively. Furthermore, we generally do not verify the data we gather, which may be subject to fraud or are otherwise inaccurate. Even if such data are accurate, they may become irrelevant or outdated and thus may not reflect a user’s genuine interest or accurately predict his or her interaction with a given marketing message. For example, following the date we obtain the relevant data, a user’s interest and behavior pattern may change or he or she may have already completed a transaction and is no longer interested in the marketing message.

In addition, we expect to experience significant growth in the amount of data we process as we continue to develop new solutions and features to meet evolving and growing marketer demands. As the amount of data and variables we process increases, the calculations that our algorithms and data engines must process become increasingly complex and the likelihood of any defect or error increases. To the extent our proprietary algorithms and data engines fail to accurately assess or predict a user’s interest in and interaction with, the relevant marketing content, or experience significant errors or defects, marketers may not achieve their marketing goals in a cost-effective manner or at all, which could make our platform less attractive to them, result in damages to our reputation and a decline of our market share and adversely affect our business and results of operations.

Our ability to collect and use data from various sources could be restricted.

The optimal performance of our algorithms and data engines depends on the data that we collect from multiple sources, which we use to build user profiles, develop and refine our algorithms and data engines. Our ability to collect and use these types of data is limited by a number of factors, some of which are described in further details elsewhere in this section, including:

•	consumer choices, including the blocking or deletion of cookies or modifications to privacy settings;

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decisions by marketers, content distribution channels, or selected third party that we have data collaboration arrangement with, to restrict our ability to collect data from them, to refuse to implement mechanisms that we request to ensure compliance with our legal obligations;

•	changes in browser or device functionality and settings, and other new technologies, which could make it easier for users to prevent the placement of cookies or other tracking technologies;

•

new developments in law, regulations and industry standards on privacy and data protection regimes, including increased visibility of consent mechanisms as a result of these legal, regulatory or industry developments;

•	the failure of our network or software systems, or the network or software systems of marketers;

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our inability to grow client base in new industries and geographic markets in order to obtain the critical mass of data necessary for our algorithms and data engines to perform optimally in these new industries and geographies;

•

our relationship with our data partners or certain key data sources, including major internet companies in China, which may stop providing or be unable to provide us data on terms acceptable to us; and

•	interruptions, failures or defects in our data collection, mining, analysis and storage systems.

Any of the above described limitations on our ability to successfully collect and use data could materially impair the optimal performance of our algorithms and data engines as well as the efficiency of our solutions, which could make our platform less attractive to marketers and result in damages to our reputation, a decline of our market share and adversely affect our business and results of operations.

Blocking or deletion of cookies or other modifications to privacy settings on PCs and mobile devices could impair our data collection and effectiveness of our solutions.

Cookies that we place are generally regarded as “third party cookies” because we place them through internet browsers on an internet user when an internet user visit our website or a website owned by our marketers or other party that has given us permission to place cookies. Our cookies generally record non-personally identifiable information, including when a user views or clicks on a marketing message, where a user is located, how many marketing messages a user has seen, and browser or device information. We use data from cookies to help build user profiles that assess audience interest and predict audience potential interaction with a given marketing message. Cookies may easily be deleted or blocked by internet users. Commonly used internet browsers (Chrome, Firefox, Internet Explorer, and Safari) allow internet users to modify their browser settings to prevent cookies from being accepted by their browsers. Most browsers also now support temporary privacy modes that allow the user to suspend, with a single click, the placement of new cookies or reading or updates of existing cookies. Internet users can also delete cookies from their computers at any time. Some internet users also download free or paid “ad blocking” software that prevents certain cookies from being stored on a user’s computer. Further, certain web browsers, such as Safari, currently block or are planning to block some or all third-party cookies by default, as do Apple’s iPad and iPhones devices. Mobile devices based upon the Android operating system use cookies only in their web browser applications, so that cookies do not track Android users while they are using other applications on the device. If web browsers block, or internet users reject or delete, cookies, fewer of our cookies or our marketers’ cookies may be set in browsers or accessible in mobile devices, which could adversely affect our data collection and hence the optimal performance of our algorithms and data engines and effectiveness of our solutions.

Aside from blocking or deleting of cookies, other modifications to privacy settings on the PCs and mobile devices could limit or restrict our ability to collect and analyze data. For example, certain search engines, such as Google, provide an encrypted search function. Although we may still be able to see the amount of traffic brought to marketers’ website through the search engine, we will not be able to see the keywords that generate the traffic as the keywords are encrypted. This makes it more difficult for us to evaluate the effectiveness of keywords, and hence the effectiveness of our solutions may be compromised, which would result in client departure and reputation damages, and materially and adversely affect our business and results of operations.

If we fail to maintain or renew the value-added telecommunication license, or fail to obtain other requisite license, or approvals or filings in China, the business carried out by certain consolidated entity may be materially and adversely affected.

In November 2018, we, through OptAim Network, our variable interest entity, or the VIE, made a controlling investment in Shanghai Myhayo Technology Co., Ltd., or Myhayo, a content distribution channel and a mobile content aggregator of articles and short videos in China. Myhayo presents customized feeds to users via its mobile application and allows users to earn points from their daily access to the app, which could be used to redeem cash rewards. Under the relevant PRC laws, commercial operators of value-added telecommunication services, which refer to providers of telecommunications and information services through public network infrastructures that provide information or services to internet users with a charge, shall obtain a value-added telecommunications business operation license. See “Item 4. Information on the Company—B. Business Overview—Regulations—Regulations on Value-added Telecommunication Services” and “—Regulations on Internet Content Providers” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. It is unclear whether Myhayo’s business model would render it a commercial operator of value-added telecommunication service provider under the relevant PRC laws.

In August 2019, Myhayo obtained the value-added telecommunication license that has a validity term of five years from the relevant local counterpart of the Ministry of Industry and Information Technology, or MIIT.

We are subject to ongoing obligations and continued regulatory review. If we fail to maintain or renew the value-added telecommunication license, or fail to obtain any additional licenses and permits or make any records or filings required by new laws, regulations or executive orders in a timely manner or at all, we could be subject to liabilities or penalties, and we may have to change our business models, and our operations could be adversely affected. In addition, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention, which may require us to obtain new license and permits, or take certain actions that may adversely affect our business operations. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings. Nor can we assure you that we will be able to timely address all the change in policy, failure of which may subject us to liabilities or penalties, and our operations could be adversely affected.

Content displayed on our platform and the mobile application may be found objectionable by PRC regulatory authorities and may subject us to penalties and other administrative actions.

We are subject to PRC regulations governing internet access and other forms of information over the internet. Under these regulations, internet content providers are prohibited from posting over the internet any content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, frightening, gruesome, offensive, fraudulent or defamatory. Failure to comply with these requirements may result in monetary penalties, revocation of licenses to provide internet content or other licenses, suspension of the concerned platforms and reputational harm. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could cause us to be held liable as a content distribution channel and a mobile content aggregator of articles and short videos in China, which presents customized feeds to users via its mobile application. For a detailed discussion, see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations on Internet Content Providers” of our 2019 annual report on Form 20-F incorporated by reference herein for more details.

Internet platform operators may also be held liable for the content displayed on or linked to their platforms that is subject to certain restrictions. Our users may browse professional or user-generated content, such as articles and other content formats. Although we have adopted internal procedures to monitor the content displayed on our mobile application, due to the significant amount of content, we may not be able to identify all the content that may be illegal or otherwise objectionable. In addition, we may not be able to timely update our internal procedures to reflect the latest changes in the PRC government’s requirements for content display. Failure to identify and prevent illegal or inappropriate content from being displayed on our platform and the mobile application may subject us to liability, government sanctions or loss of licenses and/or permits.

Regulatory, legislative or self-regulatory developments for online businesses, including privacy and data protection regimes, are expansive, not clearly defined and rapidly evolving. These laws and regulations could create unexpected costs, subject us to threats of lawsuits, enforcement actions for compliance failures, result in declines in user growth or engagement, restrict portions of our business or cause us to change our technology platform or business model.

Governments around the world, including the PRC, Hong Kong, U.S. and European Union governments, have enacted or are considering legislation related to online businesses. There may be an increase in legislation and regulation related to online marketing, the use of geo-location data to inform marketing, the collection and use of internet user data and unique device identifiers, such as IP address or mobile unique device identifiers, and other data protection and privacy regulation. Some of our competitors may have more access to lobbyists or governmental officials and may use that access to effect statutory or regulatory changes in a manner to commercially harm us while favoring their solutions. These laws and regulations could adversely affect the demand for or effectiveness and value of our solutions, force us to incur substantial costs or require us to change our business practices in a manner that could adversely affect our business and results of operations or compromise our ability to effectively pursue our growth strategies.

We primarily target Chinese language internet users in China for our marketers from all over the world. Through our enterprise solutions, we also access and gather data of users outside China as clients adopt our enterprise solutions. As a result, we may be directly or indirectly subject to the laws and regulations on online marketing, including data and privacy laws, of multiple jurisdictions.

In recent years, the PRC government has enacted legislation on internet use to protect personal information from any unauthorized disclosure. For example, on February 1, 2013, China’s first set of personal data protection guidelines, the Guidelines for Personal Information Protection in Information Security Technology Public and Commercial Service Systems, came into effect, which set forth detailed personal information protection requirements on data collection, data processing, data transfer and data creation. Although these guidelines are voluntary and non-binding, we believe that growing regulatory oversight of data privacy in China is inevitable. In addition, Amendment 9 to the PRC Criminal Law prohibits institutions, companies and their employees in the telecommunications and other industries from selling or otherwise illegally disclosing a citizen’s personal information or obtaining such information through theft or other illegal ways, and further stipulates that persons who sell or otherwise illegally disclose a citizen’s personal information obtained during the course of performing duties or providing services shall be subject to a heavier sentence. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, which became effective on June 1, 2017. Pursuant to the Cyber Security Law of the PRC, providers of network products and services shall provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. Moreover, the Provisions on Protection of Personal Information of Telecommunication and Internet Users are the specific regulation governing the collection, use, disclosure and security of personal information. Complying with these PRC laws and regulations may cause us to incur substantial costs or require us to change our business practices. Furthermore, the Personal Information Security Specification, or the China Specification, came into force on May 1, 2018, further revised on March 6, 2020 and will come into effect on October 1, 2020. Although the China Specification is not a mandatory regulation, it nonetheless has a key implementing role in relation to China’s Cyber Security Law in respect of protecting personal information in China. It is likely that the China Specification will be relied on by Chinese government agencies as a standard to determine whether businesses have abided by China’s data protection rules. The China Specification has broadened the scope of personal sensitive information, or PSI, including but not limited to phone number, transaction record and purchase history, bank account, browse history, and e-ID info such as system account, email address and corresponding password, and thus, the application of explicit consent under the China Specification is more far reaching. Furthermore, under the China Specification, the data controller must provide the purpose of collecting and using subject personal information, as well as business functions of such purpose, and the China Specification requires the data controller to distinguish its core function from additional functions to ensure the data controller will only collect personal information as needed. Our failure to comply with the China Specification could result in governmental enforcement actions, litigation, fines and penalties, which could have a material adverse effect on our business, results of operations, financial condition and prospects. On November 28, 2019, the Cyberspace Administration of China, the MIIT, the Ministry of Public Security, and the State Administration for Market Regulation of the PRC jointly formulated the Method for Identifying the Illegal Collection and Use of Personal Information by Applications, which explicitly sets out the specific methods of identifying six types of illegal behaviors of collecting and using personal information through applications. If we are unable to respond to changing laws, regulations, policies and guidelines related to privacy or cyber security, our business, financial condition, results of operations and prospects may be materially and adversely affected.

In Hong Kong, the Hong Kong Personal Data Ordinance prohibits an internet company collecting information about its users, analyzing the information for a profile of the user’s interests or selling or transmitting the profiles to third parties for direct marketing purposes unless it has obtained the user’s consent.

In the U.S., all 50 states have now passed laws to regulate the actions that a business must take in the event of a data breach, such as prompt disclosure and notification to affected users and regulatory authorities. In addition to the data breach notification laws, some states have also enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. Additionally, the U.S. government has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices.

In the European Union, or EU, to the extent it is applicable to the processing operations carried out in the course of our activities, the General Data Protection Regulation, or the GDPR, which became applicable on May 25, 2018, has a broad territorial scope affecting the processing of personal data by companies outside of the EU offering goods and services to, or monitoring the behavior of, individuals in the EU. The GDPR introduces new obligations for subject companies in the area of privacy and data protection. The GDPR implements more stringent legal and operational requirements for both processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, new rights for data subjects with respect to their data (including by enabling them to exercise rights to erasure and data portability), mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis in place to justify their data processing activities. The GDPR further provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Under the GDPR, fines of up to a 20 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be imposed in certain cases of non-compliance. To the extent the GDPR is applicable, the implementation of the GDPR may require amendments to our procedures and policies or the agreements we have with our service providers and clients, and these changes could impact our business by increasing its operational and compliance costs. The EU has also released a proposed Regulation on Privacy and Electronic Communications, or the e-Privacy Regulation, to replace the EU’s current Privacy and Electronic Communications Directive, or the e-Privacy Directive, to, among other things, achieve a greater harmonization among EU member states and better align the rules governing electronic communications (e.g., in relation to the use of cookies and other tracking technologies and protection against spam) with the requirements of the GDPR. While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process and commentators now expect it to be adopted by the end of 2020. The current draft of the ePrivacy Regulation imposes strict opt-in e-marketing rules with limited exceptions to business to business communications and significantly increases fining powers to the same levels as GDPR. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them.

Outside of the U.S. and the EU, many jurisdictions have adopted or are adopting new data privacy and data protection laws that may impose further onerous compliance requirements, such as data localization, which prohibits companies from storing outside the jurisdiction data relating to resident individuals in data centers outside the jurisdiction. The proliferation of such laws within the jurisdictions and countries in which we operate may result in conflicting and contradictory requirements, particularly in relation to evolving technologies such as cloud computing. Any failure to successfully navigate the changing regulatory landscape could result in legal liability or impairment to our reputation in the marketplace, which could have a material adverse effect on our business and operations.

While we strive to comply with all applicable laws and regulations relating to privacy and data collection, processing, use, and disclosure applicable to us, it is possible that our practices are and will continue to be, inconsistent with certain regulatory requirements. These laws and regulations are continually evolving, are not always clear, and are not always consistent across the jurisdictions in which we do business, and the measures we take to comply with these laws, regulations and industry standards may not always be effective. We may be subject to litigation or enforcement action or reduced demand for our solutions if we or our marketers fail to abide by applicable data protection and privacy laws or to provide adequate notice and/or obtain consent from end users. In addition, some of our content distribution channels require us to indemnify and hold them harmless from the costs or consequences of litigation resulting from using their networks. Any proceeding, claims or lawsuits initiated by governmental bodies, customers or other third parties, whether meritorious or not, or perception of concerns relating to our collection, use, disclosure, and retention of data, including our security measures applicable to the data we collect, whether or not valid, could harm our reputation, force us to spend significant amounts and time on defense of these proceedings, give rise to significant fines, liabilities and damage awards, distract our management, change our business practices, increase our costs of doing business, inhibit the use of our solutions, harm our ability to keep existing customers or attract new customers, or otherwise materially and adversely affect our business, results of operations and prospects.

We are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide design, production or agency services.

Under PRC Advertising Law, where an advertising operator provides advertising design, production or agency services with respect to an advertisement when it knows or should have known that the advertisement is false, fraudulent, misleading or otherwise illegal, the competent PRC authority may confiscate the advertising operator’s advertising revenue from such services, impose penalties, order it to cease dissemination of such false, fraudulent, misleading or otherwise illegal advertisement or correct such advertisement, or suspend or revoke its business licenses under certain serious circumstances.

Under the PRC Advertising Law, “advertising operators” include any natural person, legal person or other organization that provides advertising design, production or agency services to advertisers for their advertising activities. Since our solutions involve provision of agency services to marketers, including helping them identify, engage and convert audience, and create content catering to their potential clients across different content distribution channels, we are deemed as an “advertising operator” under the PRC Advertising Law. Therefore, we are required to examine advertising content for which we provide agency services for compliance with applicable laws, notwithstanding the fact that the advertising content may have been previously published, and that the advertisers also bear liabilities for the content in their advertisements. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we are expected to confirm that the advertisers have obtained requisite government approvals, including operating qualifications, proof of quality inspection for the advertised products, government pre-approval of the content of the advertisements and filings with the local authorities. Although we have established internal policies to review and vet advertising content before it is placed on a content distribution channel to ensure compliance with applicable laws, we cannot ensure that each advertisement for which we provide agency services complies with all PRC laws and regulations relevant to advertising activities, that supporting documentation provided by our clients is authentic or complete, or that we are able to identify and rectify all non-compliances in a timely manner.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information for which we provide design, production or agency services. For example, we generally represent and warrant in our contracts with content distribution channels as to the truthfulness of the advertising content that we place on these channels, and agree to indemnify the content distribution channels for any losses resulting from false, fraudulent, misleading or otherwise illegal advertising content that we place on these content distribution channels. On the other hand, not all our marketing campaign contracts contain a back-to-back representation and warranty as to the truthfulness of the advertising content or an indemnity provision where the clients undertake to hold us harmless in case we incur losses arising out of any false, fraudulent, misleading or otherwise illegal advertising content. In the event we are subject to government actions or civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide agency services, our reputation, business and results of operations may be materially and adversely affected.

If we are not able to grow efficiently to meet our clients’ increasing needs, our operating results could be harmed.

As usage of our solutions grows, we will need to devote additional resources to improving our system infrastructure. In addition, we will need to appropriately scale our internal business systems and our services organization, including account servicing staff, to serve marketers’ growing demands. We cannot assure you these improvements and expansions to our infrastructure and staff will be fully or effectively implemented on a timely basis, if at all. Even if we are able to upgrade our systems and expand our staff, such expansion may be expensive and complex and require our management’s time and attention. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure and expand our staff. Any of these could impair the performance of our platform, reduce customer satisfaction and lead to client departure, which could harm our reputation and adversely affect our business and results of operations.

If we fail to offer high-quality account services, our business and reputation may suffer.

Our success in marketing and sale of our solutions and retention and expansion of client base depends on our ability to maintain a consistently high level of customer services, client education and technical support, which requires that our account servicing personnel have specific marketing domain knowledge and expertise. If we are unable to hire and train a sufficient number of support staff to provide effective and timely support to our clients, our clients’ appreciation of, or satisfaction with, our solutions may be adversely affected, resulting in reduced client spending or departure and adversely affect our reputation and materially and adversely affect our business and results of operations.

If we fail to offer high-quality technical support services under enterprise solutions, our relationships with our clients and our financial results may be adversely affected.

Our enterprise solutions clients will depend on our support organization to resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in their demand for support services. Increased demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. In addition, our sales growth can be highly dependent on our applications and business reputation and on positive recommendations from clients. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our service offerings to existing and prospective customers, and our business, operating results and financial position.

If we fail to innovate, adapt and respond timely and effectively to rapidly changing technologies and new trends in online marketing, our solutions may become less competitive or obsolete.

Our future success will depend on our ability to continuously innovate, enhance and broaden our solutions to meet evolving marketing needs, and address technological advancements and new trends in online marketing, in particular the growing popularity of online marketing via mobile channel. We may not be able to timely identify and respond to these new trends. The design of mobile devices and operating systems is controlled by third parties with which we do not have any formal relationship. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also restrict our ability to access specific content on mobile devices. If we fail to innovate or adapt our technologies and solutions so that they are compatible with these devices or operating systems, which in turn require that we maintain adequate research and development personnel and resources, our solutions may become less competitive or obsolete. In addition, any new solution that we develop may not receive wide acceptance as we anticipated. Any of these events could materially and adversely affect our business, results of operations and prospects.

If we are unable to protect our proprietary information or other intellectual property, our business could be adversely affected.

As of June 30, 2020, we held two patents and 53 computer software copyrights in China, and 25 registered trademarks in China and Hong Kong. We rely on a combination of trademark and trade secret laws, and contractual restrictions, including through confidentiality, non-disclosure and assignment of invention assignment agreements with our key employees, consultants and third parties with whom we do business, to establish, maintain and protect our proprietary information and other intellectual property. Policing any misappropriation, unauthorized use or reverse engineering our proprietary information and other intellectual property is difficult and costly and the steps we have taken may be inadequate. For example, contractual restrictions may be breached, and we may not succeed in enforcing our rights or have adequate remedies for any breach of laws or contractual restrictions. In addition, we may not be able to enter into agreements or arrangements with everyone who has access to our proprietary information or contributes to the development of our intellectual property. Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors, and in these situations we may have no or limited rights to stop others’ use of our information. Furthermore, to the extent that our employees, consultants or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to such intellectual property. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would have an adverse effect on our business, financial condition and results of operations.

Our business may suffer if it is alleged or determined that our technologies or any other aspects of our business infringe on the intellectual property rights of others.

As we continue to expand and as litigation or other similar proceedings become more common in resolving commercial disputes, we face a higher risk of being subject to intellectual property infringement claims. Companies in the internet, technology and media industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights. The validity, enforceability and scope of protection of intellectual property rights in internet-related industries are uncertain and evolving. In particular, our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. At times, third parties may adopt trade names or trademarks similar to those of ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered or unregistered trademarks that are similar to our registered or unregistered trademarks or trade names. If a third party has been using in commerce any mark that is confusingly similar to our trade names or trademarks, or has registered any such marks, prior to our use or registration of our trade names or trademarks, such third party could potentially bring infringement claims against us depending on the territory of the use or registration. Any such claim would require us to incur significant costs to defend, and if we are unsuccessful, we may be subject to an injunction and/or required to pay significant damages or spend significant time and resources to rebrand any relevant products or services.

We have received in the past, and expect to receive in the future, notices that claim we have infringed, misappropriated or misused other parties’ trademark and other intellectual property rights. For example, in January 2015, iClick, Inc., a company incorporated in the state of Washington in the United States and the owner of a U.S. registered trademark for the term “iClick” filed an action in the United States District Court for the District of Colorado against one of our subsidiaries in Hong Kong, iClick Interactive Asia Limited, alleging trademark and trade name infringement and unfair competition, among others. The basis of iClick Inc.’s claims arose from iClick Interactive Asia Limited’s use of the name iClick in the United States. We believe these claims lacked merit, primarily because the parties offer different goods and services, and therefore any chance of consumer confusion is remote. However, to avoid the costs and uncertainty of litigation, we settled the lawsuit in January 2016. Furthermore, we have not conducted any trademark clearance searches in the United States nor have we obtained any registrations or filed any applications for the registration of our trade names or trademarks in the United States. Although common law and federal law in the United States provide unregistered mark in use in the United States with protection against infringement, such protection is only limited to the geographic areas where such mark is in use. Therefore, we may not be able to effectively enforce and protect our trade names or trademark throughout the United States. Any litigation or other proceedings on intellectual property rights could be costly, time-consuming, divert management resources, and may impede our ability to use existing or develop new technologies or expand into new markets, any of which could have a material adverse effect upon our business and results of operations.

Past and future acquisitions, strategic investments, partnership or alliance could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value and adversely affect our results of operations and financial condition.

In July 2015, we acquired OptAim, a mobile marketing business. Since the acquisition, we have substantially expanded our mobile marketing business, with OptAim’s complementary mobile analytics, attribution technologies, and content distribution channel partners that allow marketers to track and optimize marketing campaigns on mobile channels.

In November 2018, we made a controlling investment in Myhayo, a content distribution channel and a mobile content aggregator of articles and short videos in the PRC, which presents customized feeds to users via its mobile application, as we seek to increase our market shares in the PRC online marketing segment, particularly in relation to mobile platforms.

In January 2019, we made a controlling investment in Changyi, as we seek to extend our client solutions beyond the core digital marketing business, addressing enterprise needs in China, particularly in the emerging area of Smart Retail—an expanding and innovative market involving the combination of online and offline solutions. There can be no assurance that we will successfully enhance our enterprise solutions and go beyond our core digital marketing business by integrating, utilizing and leveraging Changyi’s intelligent retail and CRM solutions, which may adversely affect our ability to achieve growth and business objectives, and have a material effect upon our business and results of operations.

In May 2020, we made a controlling investment in Optimal Power Limited, a subsidiary wholly owned by Creative Big Limited. As part of the transaction, Creative Big Limited injected certain premium media licensing assets into Optimal Power Limited covering a number of jurisdictions in the Asia-Pacific. We believe this investment will broaden our content distribution channels and enrich offerings of our marketing solutions.

In addition, future acquisitions, strategic investments, partnerships or alliances could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value and adversely affect our business and results of operations. We have limited experience in acquiring and integrating businesses, products and technologies. If we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms and/or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues. Any acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, acquisitions, including our acquisitions of OptAim, our strategic investments in Changyi and Optimal Power Limited, involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of our core competency;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	reputation and perception risks associated with the acquired product or technology by the general public;

•	ineffectiveness or incompatibility of acquired technologies or solutions;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	diversion of management’s attention from other business concerns;

•	litigation for activities of the acquired company, including claims from terminated employees, clients, former shareholders or other third parties;

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failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution, including issues related to intellectual property, solution quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	costs necessary to establish and maintain effective internal controls for acquired businesses;

•	failure to successfully further develop the acquired technology in order to recoup our investment; and

•	increased fixed costs.

If we are unable to successfully fully integrate any future business, product or technology we acquire, our business, financial condition and results of operations may suffer.

We may be required to record significant impairment charges as a result of our acquisitions.

As of June 30, 2020, we had US$65.7 million of goodwill, which represented approximately 18.0% of our total assets, the majority of which was related to OptAim and its subsidiaries, its VIE and the VIE’s subsidiary, which we acquired in 2015, and Changyi, which we acquired in 2019. Goodwill is measured on the date of acquisition and is not amortized, but is reviewed for impairment at least annually or more frequently if impairment indicators arise. In evaluating the potential for impairment of goodwill, we make assumptions regarding future operating performance, business trends, and market and economic conditions. Such analyzes further require us to make judgmental assumptions about sales, operating margins, growth rates, and discount rates.

There are inherent uncertainties related to these factors and to management’s judgment in applying these factors to the assessment of goodwill recoverability. Any possible changes in our judgmental assumptions on which the recoverability of goodwill is based would cause a change in the recoverable amounts of goodwill. In addition, we could be required to evaluate the recoverability of goodwill prior to the annual assessment if there are any impairment indicators, including experiencing disruptions to the business, unexpected significant declines in operating results, divestiture of a significant component of our business or market capitalization declines, any of which could be caused by our failure to manage OptAim or other entities in which we have controlling investment, or to successfully integrate their operations with our other operations. Impairment charges could negatively affect our reported earnings and financial ratios in the periods of such charges and limit our ability to obtain financing in the future. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Critical Accounting Policies—Impairment of Goodwill” of our 2019 annual report on Form 20-F incorporated by reference herein for more information.

If we continue to not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may be unable to accurately report our financial results and the market price of our ADSs may be adversely affected.

As a public company in the United States, we are subject to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ended December 31, 2018. In addition, once we cease to be an “emerging growth company” as such term is defined in JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

Our management has concluded that our internal control over financial reporting was not effective as of December 31, 2019. We and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. These two material weaknesses identified relate to (1) the lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements, and (2) the lack of a comprehensive accounting policies and procedures manual to facilitate preparation of U.S. GAAP financial statements, which inhibits our subsidiaries’ ability to prepare consolidation from local books based on PRC GAAP and Hong Kong Financial Reporting Standards to their U.S. GAAP basis information for group financial reporting and imposes a risk that adjustments to U.S. GAAP are not identified in a timely manner. We have taken measures to remediate these weaknesses. In particular, we are in the process of hiring additional qualified accounting staff with an appropriate understanding of U.S. GAAP and SEC reporting requirements. Furthermore, we request our existing accounting personnel to complete external courses relating to U.S. GAAP and SEC reporting such that the accounting personnel can earn the necessary credentials to be qualified as certified public accountants in the U.S. In addition, we are in the process of establishing a comprehensive accounting policies and procedures manual and providing internal training to accounting and operation staff in relation to these policies and procedures. See “Item 15. Controls and Procedures” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. We cannot assure you, however, that these measures may fully address these deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied. Our failure to correct these control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. This could in turn result in the loss of investor confidence in the reliability of our financial statements. As a result of these, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Furthermore, we have incurred and may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

In addition, our internal controls over financial reporting will not prevent or detect all errors or fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Failures or disruption in any systems, software or hardware infrastructure supporting our platform and solutions could significantly disrupt our operation and cause us to lose clients or partners.

The optimal performance of our solutions relies on the continued and uninterrupted performance of our systems, software and hardware infrastructure, and security and integrity of our data. They are vulnerable to damages from a variety of sources, some of which are out of our control, including telecommunications failures, power outages, cyber-attacks, or other malicious human acts and natural disasters. Any steps we take to increase the reliability and redundancy of our systems, software and hardware infrastructure supporting our platform and solutions and to improve the security of our data assets may be expensive and may not be successful in preventing system failures or disruption. For example, techniques used to obtain unauthorized access to or sabotage our data or otherwise hack our systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. Sustained or repeated failures or disruption in our systems, including from security breaches, whether actual or perceived, could significantly reduce the attractiveness of our solutions, harm our reputation, result in our liabilities and have a material adverse effect on our business and results of operations.

In addition, our business may be negatively affected by interruptions or delays in services provided by third-party system or infrastructure providers that we rely upon. We currently lease data centers and utilize related equipment and services from third-party data center providers. All of our data gathering and analytics are conducted on, and the marketing content we deliver are processed through, our servers located in these data centers and their cloud. We also rely on bandwidth providers and internet information service providers to deliver marketing content. While we have disaster recovery arrangements in place, our testing in actual disasters or similar events is limited and any damage to, or failure of, the systems or facilities of our third-party providers, including as a result of any occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, a decision to close any data center or the facilities of any other third-party provider without adequate notice, or other unanticipated problems at these facilities, could adversely impact our ability to deliver our solution to marketers and have a material adverse effect on our business and results of operations.

Our inability to use software licensed from third parties, including open source software could negatively affect our ability to sell our solutions and subject us to possible litigation.

Our technology platform incorporates software licensed from third parties, including open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our solution to our clients. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. For example, certain open source licenses may require us to offer the components of our platform that incorporate the open source software for free, to make available source code for modifications or derivative works we create based upon, incorporating or using the open source software, and to license such modifications or derivative works under the terms of the particular open source license.

In the future, we could be required to seek licenses from third parties in order to continue offering our solution, in which case licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our solutions or discontinue use of portions of the functionality provided by our solutions. Our inability to use third-party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of our existing platform, which could materially and adversely affect our business and results of operations.

If we fail to detect fraud or serve marketers’ marketing content on undesirable websites, our reputation will suffer, which would harm our brand and negatively impact our business and results of operations.

Our business depends in part on providing marketers with solutions that they can trust, and we have contractual commitments to take reasonable measures to prevent marketer’s marketing content from appearing on undesirable websites. We use proprietary technologies and third party services to detect click fraud and block inventory on websites with inappropriate content. However, technologies utilized by bad actors are constantly evolving. Preventing and combating fraud and inappropriate content requires constant vigilance and investment of time and resources. We may not always be successful in our efforts to do so. If we serve marketing content on websites that are objectionable to marketers, or inadvertently purchase content distribution opportunities for marketers that proves to be unacceptable for their marketing campaigns, such as fraudulent bot generated impressions, we may lose business and incur damages to our brand and reputation. In addition, we may be exposed to liabilities or the need to provide credits or refunds to our clients, and our business and results of operations may be harmed.

Any negative publicity with respect to us, the online marketing industry in general or our partners may materially and adversely affect our reputation, business and results of operations.

Complaints, litigation, regulatory actions or other negative publicity that arise about the online marketing industry in general or our company in particular, including on the quality, effectiveness and reliability of marketing solutions, privacy and security practices, and online marketing content, even if inaccurate, could adversely affect our reputation and client confidence in, and the use of, our solutions. Harm to our reputation and client confidence can also arise for many other reasons, including employee misconduct, misconduct of our data and content distribution channel partners, data center providers or other counterparties, failure by these persons or entities to meet minimum quality standards or otherwise fulfill their contractual obligations or to comply with applicable laws and regulations. Additionally, negative publicity with respect to our data or content distribution channel partners could also affect our business and results of operation to the extent that we rely on these partners or if marketers or marketing agencies associate our company with such partners.

If we fail to promote or maintain our brand in a cost-efficient manner, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our solutions, and is an important element in attracting new clients and partners. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on our ability to deliver value propositions to marketers and on the effectiveness of our marketing efforts. In the past, our efforts to build our brand have involved significant expenses and promotion of our brand may be subject to restrictions and challenges. For example, as part of the settlement of the trademark infringement lawsuit brought by iClick, Inc. in January 2015, although we are free to use the term “iClick” in connection with our business in the United States, we are subject to ongoing obligations and restrictions to certain types of marketing and promotion that contain that term. In addition, our brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new clients or retain our existing clients and our business and results of operations can be materially and adversely affected.

Misconduct, errors and failure to function by our employees could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees. Our business depends on our employees to process a large number of marketing campaigns orders, which involve the use of audience data and marketers’ business information. We could be materially adversely affected if such data or information was disclosed to unintended recipients or if we experience an operational breakdown or failure in the processing of a marketing campaign whether as a result of human error, a purposeful sabotage or a fraudulent manipulation of our operations or systems. We could also be materially adversely affected if our employees absconded with our proprietary data or used our know-how to compete with us. Although employees have left our company in the past and may have violated the non-compete and non-solicitation clauses in their employment agreements with little impact on our business, future violations of these clauses could have a material adverse effect on our business. Any of these occurrences could result in our diminished ability to operate our business, potential liability to our clients, inability to attract future clients, reputational damage, regulatory intervention and financial harm, which could negatively impact our business and results of operations.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

We intend to continue to make investments to support our business growth and may require additional funds, to respond to business challenges, including to better support and serve our clients and provide better terms for our clients to capture more market share, develop new features or enhance our platform and solutions, improve our operating and technology infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in public or private equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. Some of our credit agreements include a financial covenant that requires us to meet certain minimum monthly adjusted quick ratio and minimum quarterly EBITDA. In addition, any debt financing that we secure in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. These restrictions may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business and prospects could be adversely affected.

If we do not retain our senior management team and key employees, or attract additional technology and sales talents, we may not be able to sustain our growth or achieve our business objectives.

Our future success is substantially dependent on the continued service of our senior management team and key employees. Our management team is currently spread across multiple physical locations and geographies, which can strain the organization and make coordinated management more challenging. Our future success also depends on our ability to continue to attract, retain and motivate highly skilled employees, particularly employees with technical skills that enable us to deliver effective marketing solutions, and sales and marketing, and publisher development and support personnel with experience in online marketing. Competition for these employees in our industry is intense. As a result, we may be unable to attract or retain these management, technical, sales and marketing and publisher development and support personnel who are critical to our success, resulting in harm to our key marketer and publisher relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and pursue our business goals.

Increases in labor costs in the PRC may adversely affect our business and results of operations. Most of our employees are based in China. Chinese economy has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

We do not have any business insurance coverage in China.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies in China. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our business and results of operations.

Risks Related to Our Corporate Structure

We rely on the contractual arrangements that establish the structure for certain of our operations in China and we will need to rely on the contractual arrangements when and to the extent our operations are deemed as foreign-related survey.

Foreign ownership in advertising business used to be subject to certain restrictions under the PRC laws and regulations. For example, according to the Administrative Provisions on Foreign-Invested Advertising Enterprises, which were abolished in June 2015, foreign investors were required to meet several conditions in order to invest in PRC advertising business, such as a minimum number of years of advertising-related experience and an approval from the relevant PRC regulatory authority. OptAim, which we acquired in July 2015, is a Cayman Islands company and OptAim Beijing, its PRC subsidiary, is considered a foreign invested enterprise, or FIE. To comply with the then-effective PRC laws and regulations, including the Administrative Provisions on Foreign-Invested Advertising Enterprises, OptAim Beijing entered into a set of contractual arrangements with OptAim Network and its shareholders. For a detailed description of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure —Contractual Arrangements with OptAim Network” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. As a result of these contractual arrangements, we exert control over OptAim Network and its subsidiaries, and consolidate their operating results in our financial statements under U.S. GAAP.

After the abolishment of the foreign ownership restriction in advertising business, we had been transferring the advertising business previously operated by our VIE, OptAim Network, primarily consisting of our mobile marketing solution business, to our wholly-owned subsidiaries. As of December 31, 2018, our wholly-owned subsidiaries had replaced OptAim Network as contracting party for all our mobile marketing solution business. In November 2018, OptAim Network made a controlling investment in Myhayo, a content distribution channel and a mobile content aggregator of articles and short videos in the PRC, which presents customized feeds to users via its mobile application. The mobile application operated by Myhayo allows users to earn points from their daily access, which could be used to redeem cash rewards. It is unclear whether Myhayo’s business model would render it a commercial operator of value-added telecommunication services under the relevant PRC laws, in which case Myhayo would be required to hold a value-added telecommunication license. In August 2019, Myhayo obtained the value-added telecommunication license that has a validity term of five years. See “—Risk Related to Our Business and Industry—If we fail to maintain or renew the value-added telecommunication license, or fail to obtain other requisite license, or approvals or filings in China, the business carried out by certain consolidated entity may be materially and adversely affected.” Current PRC laws and regulations impose certain restriction on foreign investment in value-added telecommunication services. See “Item. 4 Information of the Company—B. Business Overview—Regulations—Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. As a result, we made our controlling investment in Myhayo through OptAim Network, our VIE. In 2017, OptAim Network contributed 11.1% to our gross billing and 20.2% of our net revenues. In 2018, OptAim Network contributed 0.7% to our gross billing and 1.8% of our net revenues. In 2019, OptAim Network contributed 3.6% to our gross billing and 11.5% of our net revenues.

Under the Measures on the Administration of Foreign-related Surveys, or the Foreign-related Surveys Measures, promulgated by the National Bureau of Statistics of China on October 13, 2004, no individual or organization may conduct any foreign-related survey without a license for foreign-related survey granted by the National Bureau of Statistics in China or its local counterparts. Under the Catalogue for the Guidance of Foreign Investment Industries, or Foreign Investment Catalog, promulgated by the Ministry of Commerce and National Development and Reform Commission on June 28, 2017, only a domestic enterprise or a sino-foreign enterprise which meets the several requirements stipulated in the Foreign-related Surveys Measures can apply for a license for the foreign-related survey. On June 23, 2020, MOFCOM and NDRC jointly promulgated the Special Administrative Measures (Negative List 2020) for Foreign Investment Access, or the Special Administrative Measures, which replaced the negative list attached to the Foreign Investment Catalog in 2019. Industries that are not listed in the Special Administrative Measures are permitted areas for foreign investments, and are generally open to foreign investment unless specifically restricted by other PRC regulations. We do not believe our collection and use of multiple kinds of data from multiple sources in China to improve the cost-effectiveness of marketing campaigns for marketers in and outside China fall within the scope of “foreign-related survey” under the Foreign-related Survey Measures listed under the Special Administrative Measures. However, there are uncertainties under the PRC Laws whether such activities may be deemed as “foreign-related survey,” which would require a foreign-related survey license from the National Bureau of Statistics in China or its local counterparts. If the PRC regulatory authorities disagree with our interpretation of what would constitute foreign-related survey and enforcement practices on foreign-related survey licensing requirement or if we expand our business scope to engage in activities falling within the scope of foreign-related survey, we will need to continue to rely on OptAim Beijing’s contractual arrangements with OptAim Network and its shareholders to conduct certain of our operations in China, including to transfer such operations to our VIE to the extent they are deemed foreign-related survey.

In the opinion of our PRC counsel, Jingtian & Gongcheng, our current ownership structure, the ownership structure of our PRC subsidiaries, our consolidated VIE and its subsidiary, and the contractual arrangements among OptAim Beijing, OptAim Network and the shareholders of OptAim Network are not in violation of existing PRC laws, rules and regulations; and these contractual arrangements are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect. However, Jingtian & Gongcheng has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. Please see “—Substantial uncertainties exist with respect to the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.” for more information. If the ownership structure, contractual arrangements and business of our company, our PRC subsidiaries or our consolidated variable interest entity and its subsidiary are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of our PRC subsidiaries, consolidated variable interest entity or its subsidiary, revoking the business licenses or operating licenses of our PRC subsidiaries, consolidated variable interest entity or its subsidiary, shutting down our servers or blocking our online platform, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from our offerings and equity issuances to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business and results of operations. If any of these occurrences results in our inability to direct the activities of our consolidated variable interest entity and its subsidiary, and/or our failure to receive economic benefits from our consolidated variable interest entity and its subsidiary, we may not be able to consolidate their results into our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our variable interest entity and its shareholders for certain of our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with our variable interest entity, OptAim Network, and its shareholders for part of our online marketing business on mobile channels in China, as well as certain other complementary businesses, and to the extent our operations are deemed as foreign-related survey. For a description of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with OptAim Network” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity and its subsidiary.

If we had direct ownership of OptAim Network and its subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of OptAim Network and its subsidiaries, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by OptAim Network and the shareholders of OptAim Network of their obligations under the contracts to exercise control over our consolidated variable interest entity and its subsidiaries. The shareholders of our consolidated variable interest entity may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with OptAim Network and its shareholders. In addition, if any third party claims any interest in such shareholders’ equity interests in OptAim Network, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. Therefore, our contractual arrangements with our consolidated variable interest entity may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our variable interest entity or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If our consolidated variable interest entity or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of OptAim Network were to refuse to transfer their equity interest in OptAim Network to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in OptAim Network, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. Such disputes do not include claims arising under the United States federal securities laws and therefore these arbitration provision do not prevent you from pursuing claims under the United States federal securities law. The legal system in the PRC is different from some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated variable interest entity and its subsidiary, and our ability to conduct our business may be negatively affected.

The shareholders of our variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of OptAim Network are held by Mr. Jian Tang, who is our co-founder, director and chief executive officer, and Ms. Jie Jiao, who is our former chief financial officer. As of the date hereof, we are arranging the transfer of Ms. Jie Jiao’s equity interest in OptAim Network to an affiliate of our company. Their interests may differ from the interests of our company as a whole. These shareholders may breach, or cause our consolidated variable interest entity to breach, or refuse to renew the existing contractual arrangements we have with them and our consolidated variable interest entity, which would have a material adverse effect on our ability to effectively control our consolidated variable interest entity and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with OptAim Network to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the second amended and restated exclusive option agreement with these shareholders to request them to transfer all of their equity interests in OptAim Network to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of OptAim Network, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC Enterprise Income Tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our wholly-owned subsidiary OptAim Beijing, our variable interest entity OptAim Network and the shareholders of OptAim Network were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust OptAim Network’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by OptAim Network for PRC tax purposes, which could in turn increase their tax liabilities without reducing OptAim Beijing’s tax expenses. In addition, if OptAim Beijing requests the shareholders of OptAim Network to transfer their equity interests in OptAim Network at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject OptAim Beijing to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on OptAim Network for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if OptAim Network’s tax liabilities increase or if they are required to pay late payment fees and other penalties.

Substantial uncertainties exist with respect to the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. On December 26, 2019, the State Council adopted the Implementing Rules for the Foreign Investment Law of the People’s Republic of China, which took effect on January 1, 2020, to interpret and implement the Foreign Investment Law. However, uncertainties still exist in relation to the nature of “variable interest entity” structure. As a result, the Foreign Investment Law may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for contractual arrangements as a form of foreign investment.

If our contractual arrangements is considered a form of foreign investment, then we may be required to complete the MOC market entry clearance, and we face uncertainties as to whether such clearance can be timely obtained, or at all. If we are not able to obtain such clearance when required, our VIE structure may be regarded as invalid and illegal. As a result, we would not be able to (i) continue our business in China through our contractual arrangements with the VIE and shareholders of the VIE, (ii) exert control over the VIE, (iii) receive the economic benefits of the VIE under such contractual arrangements, or (iv) consolidate the financial results of the VIE. Were this to occur, our results of operations and financial condition would be materially and adversely affected and the market price of our ADSs may decline. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

If we exercise the option to acquire equity ownership of OptAim Network, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the contractual arrangements, OptAim Beijing has the exclusive right to purchase all or any part of the equity interests in OptAim Network from OptAim Network’s shareholders for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The shareholders of OptAim Network will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of our consolidated variable interest entity. Additionally, if such a transfer takes place, the competent tax authority may require OptAim Beijing to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes. Unlike common law legal systems, prior court decisions may be cited for reference but have limited precedential value. The PRC legal system evolves rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations. Litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We are subject to many of the economic and political risks associated with emerging markets due to our operations in China and Hong Kong. Adverse changes in China or Hong Kong’s economic, political and social conditions as well as government policies could adversely affect our business and prospects.

Our primary operations are based in, and a substantial percentage of our revenue is generated from China, one of the world’s largest emerging markets. In light of our operations in an emerging market, we are subject to risks and uncertainties including fluctuations in GDP, unfavorable or unpredictable treatment in relation to tax matters, expropriation of private assets, exchange controls, restrictions affecting our ability to make cross-border transfer of funds, regulatory proceedings, inflation, currency fluctuations or the absence of, or unexpected changes in, regulations and unforeseeable operational risks. In addition, our business, prospects, financial condition and results of operations may be significantly influenced by political, economic and social conditions in China generally and by continued economic growth in China.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures that focus on taking into account market forces to effect economic reform aimed at reducing the state ownership of productive assets and establishing improved corporate governance in business enterprises, a substantial portion of China’s productive assets are still owned by the government. In addition, the PRC government continues to play a significant role in regulating development through industrial economic and business policies. The PRC government also exercises significant control over China’s economic growth through its allocation of resources, control of payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment for particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures, which may benefit the overall Chinese economy, may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, the PRC government has from time to time implemented certain measures, including interest rate changes, to control the pace of economic growth. These measures may cause decreased economic activity in China, and, since 2012, the Chinese economy has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our services and materially and adversely affect our business and results of operations.

Developments in U.S.-China relations, including the imposition of economic sanctions, could negatively affect our business, and adversely affect our shareholders and the market for our ADSs.

Our principal executive offices are in Hong Kong, and we derive a substantial percentage of our revenue from China. Accordingly, developments in China’s foreign relations, especially those affecting Hong Kong and China’s relations with the United States, could affect us. Recently there have been heightened tensions in the economic and political relations between the United States and China. On June 30, 2020, the Standing Committee of the PRC National People’s Congress issued the Law of the People’s Republic of China on

Safeguarding National Security in the Hong Kong Special Administrative Region (HKSAR). This law defines the duties and government bodies of the HKSAR for safeguarding national security and includes four categories of offenses—secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security—and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority.

On August 6, 2020, U.S. President Trump issued executive orders that will prohibit certain transactions involving U.S. persons or entities or within the jurisdiction of the United States with (i) ByteDance Ltd., or ByteDance, and (ii) Tencent Holdings Ltd., or Tencent, that are related to WeChat. ByteDance and Tencent are PRC technology companies, and WeChat is a multi-purpose messaging, social media and payment system application owned by Tencent. Pursuant to these executive orders, the U.S. Secretary of Commerce is required to identify the transactions that will be subject to these prohibitions by September 20, 2020 and is authorized to issue regulations to implement the order. As of the date of this prospectus supplement, the U.S. Secretary of Commerce has not yet identified the transactions that will be prohibited or issued any regulations implementing the prohibitions.

We provide marketing solutions to our global customers directly, or through marketing agencies, for our customers to identify and reach their potential clients in China, including through WeChat (including Weixin, a version of WeChat for users in mainland Chinese) and other applications operated by Tencent. We also partner with Tencent to offer enterprise solutions, which enable brands, including multinational companies, to manage their consumers more efficiently, increase repurchase rates and enhance their consumer loyalty. Net revenues from our transactions with Tencent, including those using WeChat applications, was approximately 75% and 66% of our total net revenues for 2019 and the first half of 2020, respectively. Of these net revenues, those from these types of transactions in which our customer was a U.S.-based company or its Chinese subsidiaries or affiliates comprised approximately 3% and less than 1% of our total net revenues in 2019 and the first half of 2020, respectively. Net revenues from our transactions using WeChat applications (including Weixin), was approximately 29% and 27% of our total net revenues for 2019 and the first half of 2020, respectively. Of these net revenues, those from these types of transactions in which our customer was a U.S.-based company or its Chinese subsidiaries or affiliates comprised less than 1% of our total net revenues in both 2019 and the first half of 2020. Net revenues from our transactions with ByteDance were approximately 5% and less than 1% of our total net revenues for 2019 and the first half of 2020, respectively. We also have a small portion of our business in which we work with ByteDance as our media publisher. In addition, our primary content distribution channel partner, Tencent, is our top vendor; it accounted for approximately 81% and 78% (including approximately 50% and 32% using WeChat applications (including Weixin)) of our media costs in 2019 and the six months ended June 30, 2020, respectively. ByteDance accounted for less than 1% of our media costs in both 2019 and the six months ended June 30, 2020. Our enterprise solutions are also currently built on Tencent cloud and leverage Tencent’s proprietary API connection and mini programs in Tencent’s WeChat ecosystem, however, net revenues from our enterprise solutions only accounted for 5.2% and 8.9% of our total net revenues, in 2019 and the six months ended June 30, 2020, respectively.

The U.S. Secretary of Commerce has wide discretion in defining the scope of the transactions that will be prohibited by the executive orders, which may include a blanket prohibition against any transaction of any kind by a U.S. person with Tencent related to WeChat or ByteDance. These types of actions could be similar to the scope and effect of the blocking sanctions imposed pursuant to other executive orders by the Office of the Foreign Assets Control (OFAC) of the U.S. Department of Treasury. We cannot assure you that the U.S. Secretary of Commerce will not interpret the executive orders in a manner that will prohibit transactions by a U.S. person (including the investors in this offering, the underwriters or their U.S. affiliates and any of our

U.S. clients) with us due to our business activities and collaborations with Tencent related to WeChat, ByteDance or both of them. In particular, certain transactions between holders of our ADSs and us, such as the receipt of distributions or dividends from our ADSs, stock splits or even ownership, purchase and sale of our ADSs, may be prohibited under the executive orders. We may also be prohibited from using any of the proceeds raised from U.S. investors, including from this offering, in transactions with Tencent and ByteDance. Additionally, the underwriters may not be able to engage in transactions to stabilize the price of our ADS, exercise their option to purchase additional ADSs or publish research on us or undertake any other regular activities of the underwriters. Furthermore, our customers based in the United States or their Chinese subsidiaries or affiliates may be prohibited from using our marketing services or enterprise solutions. If any of the above were to occur, our business and results of operations would be materially and adversely affected and the market price of our ADSs could be adversely affected and you may lose a significant portion of the value of your investment in the ADSs.

As the U.S. Secretary of Commerce has until September 20, 2020 to issue an interpretation of the prohibited transactions, such interpretation could be provided after the date of this prospectus supplement but prior to the settlement of this offering. If this were to occur, there is a risk due to the abovementioned factors that investors could decide not to participate in this offering, which could affect the completion of this offering.

The imposition of sanctions such as those provided in the HKAA, the U.S. president’s recent executive orders or other regulations are in practice discretionary and highly political, and we cannot assure that there will not be additional executive orders or other regulations that impacts or could be interpreted to impact us, especially in a relationship as extensive and complex as that between the United States and China. It is difficult to predict the full impact of these laws, executive orders and regulations on Hong Kong and companies with operations and principal executive offices in Hong Kong or who conduct business with ByteDance, Tencent or other companies, like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected.

A downturn in the Chinese or global economy could reduce the demand for our solutions, which could materially and adversely affect our business and results of operations.

The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and is facing new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the Chinese economy since 2012. It is unclear whether the Chinese economy will resume its high growth rate.

Furthermore, the government of the United Kingdom held an in-or-out referendum on its membership in the European Union on June 23, 2016. The referendum resulted in a vote in favor of the exit of the United Kingdom from the European Union, or “Brexit.” On January 31, 2020, the United Kingdom ceased to be a member of the European Union. The effects of Brexit remain uncertain. Brexit could negatively impact the economies and market conditions of the European Union and/or worldwide, and could continue to contribute to instability in the global financial markets. To the extent we may seek to expand our business in the European market, the uncertainty surrounding the terms of the Brexit and its consequences could adversely impact our clients’ spending budget on our solutions, which could harm our results of operations.

There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States, China and Europe. The stock markets around the world have experienced extreme volatility, in reaction to the COVID-19 outbreak and governments’ responses thereto, including the recent rate reductions by the Federal Reserve. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may reduce the demand for our solutions and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands exempted limited liability company, used as a holding company, and we rely on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including payment of dividends and other cash distributions to holders of our ordinary shares and services of any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In addition, the PRC tax authorities may require our PRC subsidiaries to adjust its taxable income under the contractual arrangements it currently has in place with our consolidated variable interest entity in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us. Furthermore, the failure of our beneficial owners who are PRC residents to register or comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may also limit our PRC subsidiaries’ ability to distribute dividends to us. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to investments in offshore special purposes companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.”

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore fundraisings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by, registration or record filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, or FICMIS, and registration with other governmental authorities in China. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with the State Administration of Foreign Exchange, or SAFE, or its local branches, and (ii) except as otherwise regulated by laws or regulations, each of our PRC subsidiaries may procure loans which do not exceed the difference between its registered capital and its total investment amount as recorded in FICMIS, or as an alternative, do not exceed the upper limit as specified in the Notice of the the People’s Bank of China, or the PBOC, on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing as promulgated by the PBOC, on January 11, 2017. Any medium or long term loan to be provided by us to our variable interest entity must be recorded and registered by the NDRC and SAFE or its local branches. We may not complete such recording or registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such recording or registration, our ability to use the proceeds of our offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, which used to regulate the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting the usage of converted Renminbi. On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises and allows foreign-invested enterprises to settle their foreign exchange capital at their discretion, but continues to prohibit foreign-invested enterprises from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, investment in security market, offering of entrustment loans or purchase of any investment properties. On June 9, 2016, the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or SAFE Circular 16, was promulgated. In addition to restating the general principles of SAFE Circular 19, SAFE Circular 16 explicitly stipulates that foreign debts and repatriated funds raised through overseas listings as foreign exchange receipts can be settled discretionally. SAFE Circular 16 continues to prohibit foreign-invested enterprises from using the Renminbi funds converted from their foreign exchange capitals for expenditures beyond their business scopes, investments in security market, offerings of entrustment loans or purchases of any investment properties. Although SAFE Circular 16 further relaxes the control over foreign exchange settlement of capital accounts, in practice, there are still several specific requirements that limit the abilities of PRC enterprises to access the offshore financing capitals, which may adversely affect our business, financial condition and operating results.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ADSs.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. For U.S. dollars against Renminbi, there was depreciation of approximately 6.3%, appreciation of approximately 5.7%, appreciation of approximately 1.3% and appreciation of approximately 1.5% in 2017, 2018, 2019 and the first half of 2020, respectively. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. In addition, the PBOC may, from time to time, release policies and measures concerning the foreign exchange market to limit fluctuations in Renminbi exchange rates and for other policy considerations.

A substantial portion of our revenues and costs are denominated in Renminbi, whereas our reporting currency is the U.S. dollar. Any significant depreciation of the Renminbi may materially and adversely affect our revenues, earnings and financial position as reported in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from our offshore fundraisings into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have an adverse effect on the U.S. dollar amount available to us.

We estimate that a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 31, 2017 would result in a decrease of US$10.4 million and US$9.4 million in our net revenues and cost of revenues in 2017, respectively; a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 31, 2018 would result in a decrease of US$14.1 million and US$11.6 million in our net revenues and cost of revenues in 2018, respectively; a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on December 31, 2019 would result in a decrease of US$19.6 million and US$15.9 million in our net revenues and cost of revenues in 2019, respectively; and a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange on June 30, 2020 would result in a decrease of US$10.3 million and US$8.2 million in our net revenues and cost of revenues in the first half of 2020, respectively.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a substantial portion of our revenues in Renminbi. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiaries and HK subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. However, approval from or registration with appropriate government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies, as enterprises shall duly file the cross- border financing contracts according to the Circular of the PBOC on Matters relating to the Macro-prudential Management of Full-covered Cross-border Financing for the Issuance of Foreign Debts by Enterprise, or Circular on Management of Cross-border Financing, effective on January 11, 2017, and any medium or long term loan to be provided by foreign entities to domestic enterprises must be recorded and registered by the National Development and Reform Committee, or the NDRC, according to the Circular on Promoting the Administrative Reform of the Record-filing and Registration System for the Issuance of Foreign Debts by Enterprises, or Circular on Promoting the Administrative Reform, by the NDRC on September 14, 2015.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-

border transactions falling under the capital account. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to investments in offshore special purposes companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014. SAFE Circular 37 requires PRC residents to register with the local SAFE branches in connection with their direct establishment or indirect control of any offshore entity, referred to in SAFE Circular 37 as a “special purpose vehicle,” for the purpose of overseas investment and financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 requires further registrations in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material events. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill this required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and it may be restricted from contributing additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liabilities under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks shall examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration under SAFE Circular 37 since June 1, 2015. Beneficial owners of the special purpose vehicle who are PRC citizens are also required to make annual filing with the local banks regarding their overseas direct investment status.

Moreover, we do not have control over our beneficial owners and may not be aware of the identities of all of our beneficial owners. We cannot assure you that all of our PRC-resident beneficial owners comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. These risks may have a material adverse effect on our business, financial condition and results of operations.

The M&A rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A rules, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, were triggered. Moreover, the Anti-Monopoly Law promulgated by the

Standing Committee of the National People’s Congress of the PRC, which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors which became effective in March 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or the 2012 SAFE Notices. Pursuant to the 2012 SAFE Notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete SAFE registrations may subject them to fines, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Item 4. Information On the Company—B. Business Overview—Regulation—Regulations on Foreign Exchange—Equity Incentive Plans” of our 2019 annual report on Form 20-F incorporated by reference herein for more details.

The State Administration of Taxation, or the SAT, has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities. See “Item 4. Information On the Company—B. Business Overview—Regulation—Regulations on Foreign Exchange—Equity Incentive Plans” of our 2019 annual report on Form 20-F incorporated by reference herein for more details.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law, or the EIT law, and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, as amended on December 29, 2017, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation—People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body. As a majority of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that iClick Interactive Asia Group Limited or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then iClick Interactive Asia Group Limited or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, income and any gains realized in respect to our ordinary shares or ADSs may be deemed by the PRC tax authorities as income or gain, as the case may be, arising from sources within the PRC, as described immediately below.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ordinary shares.

Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and our shareholders’ jurisdictions of residence that provide for a different income tax arrangement, PRC withholding tax at the rate of 10% is generally applicable to dividends from PRC sources paid to shareholders that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such shareholders is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws.

As described in the preceding risk factor, there is a risk that we will be treated by the PRC tax authorities as a PRC tax resident enterprise. In that case, dividend income and gains from sales of our shares or ADSs may be treated as PRC source income or gains subject to the PRC taxes described above.

If PRC income tax is imposed on gains realized on the transfer of our ordinary shares or ADSs or on dividends paid to our non-resident shareholders or ADS holders, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected. Furthermore, our shareholders or ADS holders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiaries.

We are an exempted limited liability company, used as holding company, incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries, as paid to us through our Hong Kong subsidiaries, to satisfy part of our liquidity requirements. Pursuant to the PRC EIT Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, and Circular 81 issued by the SAT, such withholding tax rate may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise throughout the 12 months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other requirements. Furthermore, under the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, which became effective in January 1, 2020, the non-resident enterprises shall determine whether they are qualified for preferential tax treatment under the tax treaties and file relevant reports and materials with the tax authorities. There are also other conditions for benefiting from the reduced withholding tax rate according to other relevant tax rules and regulations. See “Taxation—People’s Republic of China Taxation.” We cannot assure you that our determination regarding our Hong Kong subsidiaries’ qualification to benefit from the preferential tax treatment will not be challenged by the relevant PRC tax authority or that we will be able to complete the necessary filings with the relevant PRC tax authority and benefit from the preferential withholding tax rate of 5% under the Double Taxation Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiaries.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT in 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer.

On February 3, 2015, the SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 supersedes the rules with respect to the Indirect Transfer under SAT Circular 698, but does not touch upon the other provisions of SAT Circular 698, which remain in force. SAT Public Notice 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698 (Article V and Article VI). SAT Public Notice 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company (other than by way of sale of equity securities traded on a public market), which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the applicable taxes will be withheld from payments to the transferor, currently at a rate of 10%. Both the transferor and the PRC entity that directly owns the taxable assets, or the withhold agent, may be subject to penalties under PRC tax laws if the withhold agent fails to withhold the taxes and the transferor fails to pay the taxes.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37, effective in December 2017, which supersedes SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 7. SAT Circular 37 further reduces the burden of withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and conversion of foreign exchange.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed or subject to withholding obligations in such transactions, under SAT Public Notice 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Public Notice 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Public Notice 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Various proceedings and legislative and regulatory developments related to China-based accounting firms, including the PRC-based network of our independent registered public accounting firm, may have an adverse impact on China-based issuers listed in the U.S.

Starting in 2011, five China-based accounting firms, including the PRC-based network firm of our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC. In December 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the China-based “big four” accounting firms, including the PRC-based network of our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States. On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepted that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms were to receive matching Section 106 requests, and were required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they failed to meet specified criteria, the SEC retained authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure.

Under the terms of the settlement, the underlying proceeding against the China-based “big four” accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. We cannot predict if the SEC will further challenge China-based “big four” accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the China-based “big four” accounting firms, including the PRC-based network of our independent registered public accounting firm, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the China-based “big four” become subject to additional legal challenges by the SEC or PCAOB, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our common stock may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on Our Exchanges (EQUITABLE) Act would prescribe increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the NASDAQ Global Market of issuers included on the SEC’s list for three consecutive years. Although neither house of the U.S. Congress passed the EQUITABLE Act, on May 20, 2020, the U.S. Senate approved the Holding Foreign Companies Accountable Act, or the HFCA Act, which includes requirements similar to those in the EQUITABLE Act for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restriction imposed by non-U.S. authorities. The HFCA Act would also require public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their

SEC filings. In addition, for issuers on the SEC list for three consecutive years, the SEC would be required to prohibit the securities of these companies from being traded on a U.S. national securities exchange, such as the NASDAQ Global Market, or in U.S. over-the-counter markets. Legislation similar to the HFCA Act has also been introduced in the U.S. House of Representatives. Furthermore, on July 21, 2020, the House of Representatives passed its version of the National Defense Authorization Act for Fiscal Year 2021, which included provisions similar to the HFCA Act.

Future developments in respect of the issues discussed above are uncertain, including because the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures. However, if any of the administrative proceedings, legislative actions or regulatory changes discussed above were to proceed in ways that are detrimental to China-based issuers, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on the NASDAQ Global Market or another U.S. exchange, and U.S. trading of our shares and ADSs could be prohibited. Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our access to the U.S. capital markets and the price of our ADSs and ordinary shares.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and consequently investors may be deprived of the benefits of such inspection.

Our auditor, the independent registered public accounting firm that issued the audit reports included in our 2019 annual report on 20-F as incorporated by reference herein, as an auditor of companies that are traded publicly in the United States and a firm registered with PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. The PCAOB is currently unable to inspect the audit work of our independent registered public accounting firm with respect to our operations in mainland China without the approval of certain Chinese authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. In a statement issued on December 9, 2019, the SEC reiterated concerns over the inability of the PCAOB to conduct inspections of the audit firm work papers with respect to U.S.-listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China. On April 21, 2020, the SEC and the PCAOB issued a new joint statement, reminding the investors that in many emerging markets, including China, there is substantially greater risk that disclosures will be incomplete or misleading and, in the event of investor harm, substantially less access to recourse, in comparison to U.S. domestic companies, and stressing again the PCAOB’s inability to inspect audit work papers in China and its potential harm to investors. However, it remains unclear what further actions, if any, the SEC and PCAOB will take to address the problem.

On June 4, 2020, President Trump issued a memorandum directing the President’s Working Group on Financial Markets, or PWG, which is chaired by the Secretary of the Treasury and includes the Chairman of the Board of Governors of the Federal Reserve System, the Chairman of the SEC and the Chairman of the Commodity Futures Trading Commission, to discuss and make recommendations regarding the risks faced by U.S. investors from Chinese companies and companies with significant operations in China that are listed on

U.S. stock exchanges, which are imposed by Chinese government’s refusal to permit the PCAOB to conduct inspections of auditors in China. In a letter dated July 24, 2020, which was released on August 7, 2020, the PWG responded to the president’s request with a report entitled “Protecting United States Investors from Significant Risks from Chinese Companies,” which includes various recommendations to address issues from countries in which PCAOB is unable to inspect auditors, which it refers to as “Non-Cooperating Jurisdictions,” or NCJs. One of the report’s recommendation is to require U.S. exchanges to adopt enhanced listing standards that companies would be required to meet at the time of any new listing or by January 1, 2022 for continued listings. U.S. listed companies that fail to meet these proposed enhanced standards would be subject to delisting and trading suspensions. The recommended listing standards would require that PCAOB have access to work papers of the principal audit firm for the audit of the listed company or, for companies that are unable to satisfy this work papers access standard as a result of governmental restrictions in NCJs, they could instead provide a co-audit from a U.S. PCAOB-registered audit firm where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. One of the report’s recommended requirements for such co-audits is that the government of the relevant NCJ would have to permit the U.S. accounting firm working on the co-audit to perform the work and retain the relevant work papers outside of the NCJ. However, because Chinese law prohibits audit firms that operate in China and Hong Kong from releasing certain documentation of Chinese companies without explicit government permission, it is unclear if these requirements would be consistent with Chinese law. The report also includes recommendations for enhanced disclosure requirements for China-based companies and funds exposed to China-based groups, requiring more due diligence on behalf of index providers, and guidance for investment advisers. On August 10, 2020, the SEC announced that SEC Chairman Jay Chairman Clayton had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. The PCAOB’s inspections of other firms outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality.

This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Risks Related to This Offering and Ownership of Our ADSs

The market price for our ADSs may be volatile.

Since our ADSs became listed on NASDAQ Global Market on December 21, 2017, up to August 31, 2020, the trading price of our ADSs has ranged from a high of US$11.40 to a low of US$2.72 per ADS. The trading prices of our ADSs are volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. Furthermore, as a result of the narrow band of our ADSs publicly available for trading, small trades can cause significant percentage changes in valuation in a short time period. Such volatility may affect the attitude of investors towards our securities, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of our ADSs.

In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple other factors, including the following:

•	regulatory developments affecting us, our clients and end marketers, or our industry;

•	conditions in the online marketing industry;

•

fluctuation of our results of operations from quarter to quarter due to seasonality in online marketing business, which may be affected by the online spending cycles of consumers and marketers’ practices in marketing budget allocation;

•	announcements of studies and reports relating to the quality of our solutions and service offerings or those of our competitors;

•	changes in the economic performance or market valuations of other providers of marketing solutions;

•	actual or anticipated fluctuations in our quarterly results of operations and changes in or revisions to our expected results;

•	changes in financial estimates by securities research analysts;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•	additions to or departures of our senior management;

•	detrimental negative publicity about us, our management or our industry;

•	fluctuations of exchange rates between Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;

•	sales or perceived potential sales of additional ordinary shares or ADSs; and

•	potential litigation or regulatory investing actions.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

We plan to use the net proceeds from this offering for research and development, for working capital and other general corporate purposes and for investment, acquisition and business collaboration opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share based on our dual-class share structure. Two ADSs represent one Class A ordinary share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

As of the date of this prospectus supplement, Mr. Wing Hong Sammy Hsieh, our chairman of the board of directors and co-founder, and Mr. Jian Tang, our chief executive officer and co-founder, beneficially own an aggregate of 4,820,608 Class B ordinary shares. Due to the disparate voting powers associated with our dual-class share structure, Mr. Hsieh and Mr. Tang, collectively and beneficially owned approximately 72.5% of the aggregate voting power of our company as of the same date. See “Item 6. Directors, Senior Management and Employees—E. Share Ownership” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. Mr. Hsieh and Mr. Tang have indicated interests in purchasing an aggregate of up to US$1.0 million ADSs being offered in this offering at the public offering price and on the same terms as the other ADSs being offered, with respect to which the underwriters will not receive any underwriting discounts or commissions. Such indications of interest are not binding agreements or commitments to purchase. We and the underwriters are under no obligations to sell any ADSs to these persons, and these persons may each determine to purchase a smaller amount or not to purchase any ADSs in this offering. See “Underwriting” for more information. Assuming a full allocation based on such indications of interest, Mr. Hsieh and Mr. Tang will collectively and beneficially own             % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering based on the public offering price of US$             per ADS, and assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, Mr. Hsieh and Mr. Tang will have considerable influence over matters such as decisions regarding change of directors, mergers, change of control transactions and other significant corporate actions. They may take actions that are not in our best interest or our other shareholders’ interest. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Our directors, officers and principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Our directors and officers collectively owned an aggregate of 72.5% of the total voting power of our outstanding ordinary shares as of the date of this prospectus supplement. See “Item 6. Directors, Senior Management and Employees—E. Share Ownership” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. As a result, they have substantial influence over our business, including significant corporate actions such as change of directors, mergers, change of control transactions and other significant corporate actions.

They may take actions that are not in our best interest or our other shareholders’ interest. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including ADS holders. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise.

We have granted, and may continue to grant, share incentives, which may result in increased share based compensation expenses.

We adopted a stock option plan in 2010, or the 2010 Plan. We adopted another share incentive plan in 2017, or the 2017 Plan, which was renamed as the Post-IPO Share Incentive Plan in May 2018, or the Post-IPO Plan. We also adopted the 2018 Share Incentive Plan in May 2018, or the 2018 Plan, which replaces and reproduces the 2010 Plan in its entirety and assumes all awards granted under the 2010 Plan, and the 2010 Plan was terminated as a result. The purpose of these plans is to grant share-based compensation awards to employees, directors and advisors to incentivize their performance and align their interests with ours. In addition, in December 2016, our board of directors and shareholders authorized the issuance of 1,068,114 restricted Class A ordinary shares to Mr. Jian Tang and certain other employees in China upon the fulfillment of certain performance conditions in 2017, and the issuance of 801,086 restricted Class A ordinary shares to Mr. Jian Tang and certain other employees in China upon the fulfillment of certain performance conditions in 2018. Since the performance conditions were not fulfilled in 2017 and 2018, the 1,068,114 and 801,086 restricted Class A ordinary shares were not issued to Mr. Jian Tang and certain other employees. We account for compensation costs for all share incentives using a fair-value based method and recognize expenses in our consolidated statements of comprehensive loss in accordance with U.S. GAAP.

Under our 2018 Plan, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards under the plan is 2,398,137. As of June 30, 2020, options to purchase 560,142 Class A ordinary shares were outstanding under our 2018 Plan, including unvested options to purchase 4,220 Class A ordinary shares, and vested and unexercised options to purchase 555,922 Class A ordinary shares.

As of June 30, 2020, the award pool under the Post-IPO Plan is 2,841,374 Class A ordinary shares. As of June 30, 2020, 677,161 Class A ordinary shares were outstanding under our Post-IPO Plan, representing the shares underlying the unvested 677,161 restricted Class A ordinary shares units. On August 31, 2020, our board of directors approved an increase of 1,000,000 Class A ordinary shares to the award pool under the Post-IPO Plan. As a result, the maximum number of ordinary shares which may be issued pursuant to all awards under the Post-IPO Plan shall be 3,500,000 Class A ordinary shares, plus an annual increase on the first day of each of our fiscal year during the term of the Post-IPO Plan commencing with the fiscal year beginning January 1, 2018, by an amount equal to the least of (i) 0.5% of the total number of Class A ordinary shares issued and outstanding on the last day of the immediately preceding fiscal year; (ii) 150,000 Class A ordinary shares or (iii) such number of Class A ordinary shares as may be determined by our board of directors.

We account for shared-based compensation for these share incentive awards using a fair value based method and recognize expenses in our consolidated statements of comprehensive loss in accordance with U.S. GAAP.

We will incur additional share based compensation expenses in the future as we continue to grant share incentives using the ordinary shares reserved for this platform. See “Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers—Share Incentive Plans” of our 2019 annual report on Form 20-F incorporated by reference herein for more details. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share based compensation to them in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. These sales, or the perception in the market that these sales may occur, could result in a decrease in the market price of our ADSs. As of the date of this prospectus supplement, we had 36,911,434 Class A ordinary shares and 4,820,608 Class B ordinary shares outstanding, excluding (i) 1,320,662 Class A ordinary shares held by Arda Holdings Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 Plan, (ii) 789,945 Class A ordinary shares held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted Class A ordinary shares units under our Post-IPO Plan, and (iii) up to 2,325,581 Class A ordinary shares issuable upon exercise of warrants issued in December 2019. Of these outstanding shares, 253,325 Class A ordinary shares and 4,820,608 Class B ordinary shares were held by our executive officers and directors, including entities that are wholly owned by Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang that own our Class A and Class B ordinary shares, and are subject to restrictions on transfer under the lock-up arrangements with the underwriters of this offering as described in the section entitled “Underwriting—No Sales of Similar Securities.” Subject to the restrictions set forth in the 90-day lock-up agreements that have been entered into by each of our directors and officers, including entities that are wholly owned by Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang that own our Class A and Class B ordinary shares, in connection with this offering (which restrictions may be waived, in their sole discretion, with or without notice, by BofA Securities, Inc.) the remaining outstanding Class A ordinary shares and ADSs (including ADSs purchased in this offering by Mr. Wing Hong Sammy Hsieh, Mr. Jian Tang and Mr. Terence Li) may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act, or to the extent that such shares have already been registered under the Securities Act and are held by non-affiliates of ours. Moreover, certain holders of our ordinary shares have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. We have also registered all ordinary shares that we may issue under our equity compensation plans. These shares can be freely sold in the public market subject to volume limitations applicable to affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder, including potential sales of our securities upon the conversion of our convertible notes, or the availability of these securities for future sale will have on the market price of our ADSs.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Our memorandum and articles of association that contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our Class A ordinary shares and ADSs.

Our memorandum and articles of association contain certain provisions that could limit the ability of others to acquire control of our company, including a dual-class share structure that gives greater voting power to the Class B ordinary shares beneficially owned by Mr. Sammy Hsieh and Mr. Jian Tang and a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and ADSs holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

As a company incorporated in the Cayman Islands, we have adopted certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ corporate governance requirements; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ corporate governance requirements.

As a Cayman Islands company listed on the NASDAQ Global Market, we are subject to the NASDAQ corporate governance requirements. However, NASDAQ Global Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ corporate governance requirements. We follow our home country practices and rely on certain exemptions provided by the Nasdaq Stock Market Rules to a foreign private issuer, including exemptions from the requirements to have:

•

shareholder approval for certain events, including the establishment or amendment of certain equity based compensation plans and arrangements and certain transactions involving issuances of 20% or more interest in our company;

•	majority of independent directors on our board of directors;

•	only independent directors being involved in the selection of director nominees and determination of executive officer compensation; and

•	regularly scheduled executive sessions of independent directors.

As a result of our reliance on the corporate governance exemptions available to foreign private issuers, you will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted limited liability company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under our current memorandum and articles of association, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process and enforcing judgments obtained against us, our directors or our officers, and the ability of U.S. authorities to bring actions against us, our directors or our officers in China may also be limited.

We are an exempted limited liability company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, due to jurisdictional limitations, matters of comity and various other factors, the SEC, Department of Justice (“DOJ”) and other U.S. authorities may be limited in their ability to take enforcement actions, including in instances of fraud, against us or our directors and officers in China. In addition, shareholder claims that are common in the United States, including class action securities law and fraud claims, are generally uncommon in China.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Under the deposit agreement for our ADSs, to the extent we have provided the depositary with at least 40 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from you, you shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by you ADSs as desired. However, no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless we have provided the depositary with an opinion of our counsel to the effect that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (ii) the granting of such proxy will not result in a violation of any applicable law, public rule or regulation in force in the Cayman Islands and (iii) the courts of the Cayman Islands will give effect to the voting arrangement and deemed instruction as contemplated in the proxy under Cayman Islands law.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary as to how to vote the Class A ordinary shares underlying your ADSs at any particular shareholders’ meeting, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted at that meeting, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement and the deposit agreement may be amended or terminated without your consent.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, the depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive dividends or other distributions on our Class A ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, Class A ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Because our public offering price is substantially higher than our net tangible book value per ordinary share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$             per ADS, representing the difference between the public offering price of US$             per ADS, and our net tangible book value per ADS of US$1.00 as of June 30, 2020, after giving effect to the net proceeds to us from this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of the underwriters’ option to purchase additional ADSs. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. However, such reduced reporting requirements may make our ADSs less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our stock price may be more volatile.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

We have incurred increased costs as a result of being a public company, and our compliance costs may continue to increase in the future, particularly after we cease to qualify as an emerging growth company.

We have incurred additional legal, accounting and other expenses as a public reporting company. In addition, we will incur additional costs when we cease to qualify as an emerging growth company, which occurs on the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) December 31, 2022; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. For example, we will be required to comply with additional requirements of the rules and regulations of the SEC and requirements of the NASDAQ Global Market, including applicable corporate governance practices. In addition, after we cease to qualify as an emerging growth company, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We also expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

A non-U.S. corporation will be a “passive foreign investment company,” or “PFIC,” if, in any particular taxable year, either (a) 75% or more of its gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). We expect to derive sufficient active revenues and to have sufficient active assets so that we will not be classified as a PFIC for the current taxable year or in the foreseeable future. However, because the PFIC tests must be applied each year, and the composition of our income and assets and value of our assets (which may be determined by reference to the market value of our ADSs) may change, and because the treatment of our VIE for U.S. federal income tax purposes is not entirely clear, it is possible that we may become a PFIC in the current or a future year.

In particular, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we are a PFIC also depends, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets. If we do not deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, such U.S. Holder generally will be required to continue to treat us as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. For more information, see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercises their option to purchase additional ADSs in full, after deducting estimated underwriting discounts and the estimated offering expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•	approximately US$ for research and development; and

•

the balance for working capital and other general corporate purpose and for investment, acquisition and business collaboration opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals.

The foregoing represents our current intention based upon our present plans and business conditions to use and allocate the net proceeds of this offering. As of the date of this prospectus supplement, we have no commitments or agreements to enter into any material investment, acquisition or business collaboration. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. See “Risk Factors—Risks Related to This Offering and Our ADSs—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2020:

•	on an actual basis; and

•

on an as-adjusted basis, giving effect to our issuance and sale of              Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement (assuming the underwriters’ option to purchase additional ADSs is not exercised), at a public offering price of US$             per ADS, resulting in net proceeds of US$             million after deducting estimated underwriting discounts and estimated issuance expenses payable by us).

The as adjusted information below is illustrative only. You should read this table together with Exhibits 99.1 and 99.2 to our report on Form 6-K that we furnished to the SEC on September 1, 2020 which is incorporated by reference herein.

	As of June 30, 2020
	Actual	As-Adjusted(1)
	(US$ in thousands)
Cash and cash equivalents	39,355

Borrowings (including current portion)
Bank borrowings	41,980
Convertible notes at fair value	4,653

Total borrowings	46,633
Shareholders’ equity
Ordinary shares—Class A (US$0.001 par value; 80,000,000 shares authorized; 34,467,143 shares issued and outstanding on an actual basis, and shares issued and outstanding on an as-adjusted basis)	34
Ordinary shares—Class B (US$0.001 par value; 20,000,000 shares authorized; 4,820,608 shares issued and outstanding)	5
Treasury shares (1,542,400 shares on an actual and as-adjusted basis)	(5,429)
Additional paid-in capital	394,533
Statutory reserves	81
Accumulated other comprehensive losses	(6,849)
Accumulated deficit	(202,339)

Total iClick Interactive Asia Group Limited shareholders’ equity	180,036
Non-controlling interests	19,327

Total equity	199,363

Total capitalization	245,996

(1)	The as-adjusted information discussed above is illustrative only.

The above discussion and tables are based on 39,287,751 ordinary shares issued and outstanding as of June 30, 2020 and excludes:

•

1,364,755 Class A ordinary shares held by Arda Holdings Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 Plan;

•	73,056 Class A ordinary shares held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted share units under our Post-IPO Plan;

•	up to 711,483 Class A ordinary shares issuable upon conversion of our outstanding convertible notes;

•	up to 2,325,581 Class A ordinary shares issuable upon exercise of our warrants issued in December 2019; and

•

Impact to the equity arising from other events that occurred subsequent to June 30, 2020, which include the exercise of employee share options, vesting of restricted share units, repurchase of ordinary shares and share-based compensation expenses.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS immediately after this offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the book value per ADS attributable to the existing shareholders for our presently outstanding ADS.

Our net tangible book value as of June 30, 2020 was approximately US$78.5 million, or US$2.00 per ordinary share as of that date, and US$1.00 per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, net, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs, adjusted to reflect the ADS to ordinary share ratio, and after deducting underwriting discounts and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to the issuance and sale by us of              Class A ordinary shares in the form of ADSs in this offering, after deduction of the underwriting discounts and estimated offering expenses payable by us and assuming the underwriters’ option to purchase additional ADSs is not exercised, our as-adjusted net tangible book value as of June 30, 2020 would have been US$             million, or US$             per outstanding ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering.

The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Public offering price	US$	US$
Net tangible book value as of June 30, 2020	US$	US$
Increase in net tangible book value after this offering	US$	US$
As-adjusted net tangible book value after this offering	US$	US$
Dilution in net tangible book value to new investors in this offering	US$	US$

If the underwriters exercise their option to purchase additional              ADSs in full (representing a total price to public of US$            ), the as-adjusted net tangible book value would be US$             per ordinary share and US$             per ADS, and the dilution in as-adjusted net tangible book value to new investors in this offering would be US$             per ordinary share and US$             per ADS.

The following table sets forth, on a pro forma basis as of June 30, 2020, the differences between our existing shareholders and the new investors in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share/ADS paid by existing shareholders and to be paid by new investors purchasing ADSs in this offering, before deducting underwriting discounts and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Number	Percent
Existing shareholders
New investors

Total		100.0%		100.0%

If the underwriters were to fully exercise their option to purchase additional              ADSs from us (representing a total price to public of US$            ), the percentage of our ordinary shares held by existing shareholders would be             %, and the percentage of our ordinary shares held by new investors would be             %.

The above discussion and tables are based on 39,287,751 ordinary shares issued and outstanding as of June 30, 2020 and excludes:

•

1,364,755 Class A ordinary shares held by Arda Holdings Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 Plan;

•	73,056 Class A ordinary shares held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted Class A ordinary shares units under our Post-IPO Plan;

•	up to 711,483 Class A ordinary shares issuable upon conversion of outstanding convertible notes;

•	up to 2,325,581 Class A ordinary shares issuable upon exercise of warrants issued in December 2019; and

•

Impact to the equity arising from other events that occurred subsequent to June 30, 2020, which include the exercise of employee share options, vesting of restricted share units, repurchase of ordinary shares and share-based compensation expenses.

To the extent that outstanding options and restricted Class A ordinary share units are exercised, or our convertible notes or warrants are converted into ADSs, you will experience further dilution.

SELLING SHAREHOLDER

As of the date of this prospectus supplement, we are authorized to issue 100,000,000 shares, which consist of 80,000,000 Class A ordinary shares and 20,000,000 Class B ordinary shares, with a par value of US$0.001 each. The information set forth below is based upon information provided by the selling shareholder and upon information in our possession regarding the original issuance of the Class A ordinary shares. As of the date of this prospectus supplement, there were 43,824,649 ordinary shares outstanding, par value $0.001 per share, being the sum of 39,004,041 Class A ordinary shares and 4,820,608 Class B ordinary shares.

The following table sets forth the number of Class A ordinary shares beneficially owned by the selling shareholder. The number of Class A ordinary shares in the column “Number of Ordinary Shares Being Offered in This Offering” represents all of the Class A ordinary shares that the selling shareholder may offer hereunder in the form of ADSs.

The calculations in the table below are based on 41,732,042 ordinary shares outstanding as of the date of this prospectus supplement, comprising (i) 36,911,434 Class A ordinary shares, excluding (x) 1,302,662 Class A ordinary shares held by Arda Holdings Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 Plan, and (y) 789,945 Class A ordinary shares held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted Class A ordinary shares units under our Post-IPO Plan, and (ii) 4,820,608 Class B ordinary shares outstanding.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus supplement, including through the exercise of any option, warrant or other right or the conversion of any other security.

	Ordinary Shares Beneficially Owned Prior to This Offering				Number of Ordinary Shares Being Offered in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As Converted Basis	% of Total Ordinary Shares on an As Converted Basis†	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As Converted Basis	% of Total Ordinary Shares on an As Converted Basis†
Selling Shareholder:
Sumitomo Corporation Equity Asia Limited(1)	811,393.5	—	811,393.5	1.9%	811,393.5	—	—	—	—	—

†

For each person included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person, including shares that such person has the right to acquire within 60 days of the date of this prospectus supplement, by the sum of (1) 41,732,042, which is the total number of ordinary shares outstanding as of the date of this prospectus supplement; and (2) the number of ordinary shares that such person or group has the right to acquire within 60 days of the date of this prospectus supplement.

shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.
(1)

Represents 811,393.5 Class A ordinary shares underlying 1,622,787 ADSs held by Sumitomo Corporation Equity Asia Limited, a company incorporated in Hong Kong wholly owned by Sumitomo. The registered address of Sumitomo Corporation Equity Asia Limited is Unit C3, 23/F., United Centre, 95 Queensway, Hong Kong.

DIVIDEND POLICY

We have never declared or paid dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares or ADSs in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

Subject to our memorandum and articles of association and applicable laws, our board of directors has complete discretion on whether to pay dividends. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

UNDERWRITING

BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriters, we and the selling shareholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholder, the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
BofA Securities, Inc.
China Renaissance Securities (Hong Kong) Limited
ICBC International Securities Limited
A.G.P. / Alliance Global Partners

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc. ICBC International Securities Limited is not a broker-dealer registered with the SEC and it may not make sales in the United States. ICBC International Securities Limited has agreed that it does not intend to, and will not, offer or sell any of our ADSs in the United States in connection with this offering.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs and the Class A ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang, two of our principal shareholders and co-founders, and Mr. Terence Li, our chief financial officer, have indicated interests in purchasing an aggregate of up to US$1.3 million of the ADSs being offered in this offering at the public offering price and on the same terms as the other ADSs being offered, with respect to which the underwriters will not receive any underwriting discounts or commissions. Such indications of interest are not binding agreements or commitments to purchase. We and the underwriters are under no obligations to sell any ADSs to these persons, and these persons may each determine to purchase a smaller amount or not to purchase any ADSs in this offering.

Commissions and Discounts

The representative has advised us and the selling shareholder that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and proceeds before estimated expenses to us and the selling shareholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs.

	Per ADS	No exercise of option	Full exercise of option
Public offering price	US$	US$	US$
Underwriting discounts	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$
Proceeds, before expenses, to the selling shareholder	US$	US$	US$

The expenses of the offering, not including the underwriting discount, are estimated at US$             and are payable by us. We have agreed to reimburse the underwriters for certain fees and expenses in connection with this offering, including the fees and disbursements of counsel to the underwriters, up to an amount not to exceed US$            .

Option to Purchase Additional ADSs

We have granted an option to the underwriters, exercisable within 30 days of the date of this prospectus supplement, to purchase up to 1,188,418 additional ADSs at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, and our executive officers and directors, including entities that are wholly owned by Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang that own our Class A and Class B ordinary shares, have agreed not to sell or transfer any Class A ordinary shares or ADSs or securities convertible into, exchangeable for, or exercisable for Class A ordinary shares (including for the avoidance of doubt, our Class B ordinary shares) or ADSs, for 90 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A ordinary shares or ADSs,

•	sell any option or contract to purchase any Class A ordinary shares or ADSs,

•	purchase any option or contract to sell any Class A ordinary shares or ADSs,

•	grant any option, right or warrant to purchase any Class A ordinary shares or ADSs,

•	transfer or otherwise dispose of any Class A ordinary shares or ADSs,

•	exercise any right with respect to the registration of any Class A ordinary shares or ADSs,

•	file or cause to be filed or make a confidential submission of a registration statement related to the Class A ordinary shares or ADSs,

•

enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Class A ordinary shares or ADSs whether any such swap or transaction is to be settled by delivery of ADSs or Class A ordinary shares or other securities, in cash or otherwise, or

•	publicly disclose the intention to do any of the foregoing.

This lock-up provision applies to any Class A ordinary shares and ADSs and to securities convertible into or exchangeable or exercisable for Class A ordinary shares or ADSs (including for the avoidance of doubt, our

Class B ordinary shares). Except for ADSs that may be acquired in this offering by Mr. Wing Hong Sammy Hsieh and Mr. Jian Tang, two of our principal shareholders and co-founders, and Mr. Terence Li, our chief financial officer, it also applies to Class A ordinary shares and ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Market Listing

The ADSs are listed on the Nasdaq Global Market under the symbol “ICLK.”

Price Stabilization and Short Positions

Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADS. However, the representative, may engage in transactions that stabilize the price of the ADS, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ADS in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADS in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of ADS made by the underwriters in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADS or preventing or retarding a decline in the market price of our ADS. As a result, the price of our ADS may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADS. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. Furthermore, the underwriters may not be able to engage in these transactions to stabilize the price of the ADSs. For further details, see “Risk Factors—Risks Related to Doing Business in China—Developments in U.S.-China relations, including the imposition of economic sanctions, could negatively affect our business and adversely affect our shareholders and the market for our ADSs.”

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the ADS on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ADS and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ADS to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Each of BofA Securities, Inc., ICBC International Securities Limited and A.G.P./Alliance Global Partners acted as a placement agent for the Company’s private placement of 2,107,400 newly issued Class A ordinary shares (equivalent to 4,214,800 ADSs), which closed on June 22, 2020, and received customary compensation in connection with the private placement.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of BofA Securities, Inc. for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us, the selling shareholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the selling shareholder and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the selling shareholder, the underwriters and our respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with this offering, the underwriters are not acting for anyone other than us and the selling shareholder and will not be responsible to anyone other than us and the selling shareholder for providing the protections afforded to their clients nor for providing advice in relation to this offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us, the selling shareholder, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ADSs were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the ADSs are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investor in the Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for the ADSs. This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Notice to Prospective Investor in the PRC

This prospectus supplement and the accompanying prospectus have not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except to qualified domestic institutional investors pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not discuss all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within the PRC is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation, or the SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the term “de facto management body” should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to the Circular 82, the SAT issued the Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of the Circular 82. The Bulletin 45 provides for procedures and administration details of regarding the determination on residence status and administration on post-determination matters.

We believe that iClick Interactive Asia Group Limited is not a PRC resident enterprise for PRC tax purposes. iClick Interactive Asia Group Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that iClick Interactive Asia Group Limited meets all of the conditions above. iClick Interactive Asia Group Limited is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that iClick Interactive Asia Group Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a tax at the rate of 10% (or other preferential rates in the applicable tax treaty) from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which in the case of dividends would be withheld at source) unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of iClick Interactive Asia Group Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that iClick Interactive Asia Group Limited is treated as a PRC resident enterprise.

According to SAT Circular 37, the income from property transfer obtained by non-PRC resident enterprise, as stipulated in the second item under Article 19 of the EIT, shall include the income derived from transferring such equity investment assets as stock equity. The withholding obligator shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 37 and/or SAT Public Notice 7 and we may be required to expend valuable resources to comply with SAT Circular 37 and/or SAT Public Notice 7 or to establish that we should not be taxed under Announcement SAT Circular 37 and/or SAT Public Notice 7. See “Risk Factors—Risks Related to Doing Business in China—We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our ordinary shares or ADSs by a U.S. Holder (as defined below).

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of ordinary shares or ADSs. In particular, this summary is directed only to U.S. Holders that hold ordinary shares or ADSs as capital assets and does not address all of the tax consequences to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax exempt entities, partnerships (including any entities or arrangements treated as partnerships for U.S. tax purposes) and the partners therein, holders that own or are treated as owning 10% or more of our shares (measured by voting power or value), persons holding ordinary shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or non-U.S. taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of purchasing, holding or disposing of ordinary shares or ADSs.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares or ADSs that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares or ADSs.

You should consult your own tax advisors about the consequences of the purchase, ownership and disposition of the ordinary shares or ADSs, including the relevance to your particular situation of the considerations discussed below and any consequences arising under non-U.S., state, local or other tax laws.

ADSs

In general, if you are a U.S. Holder of ADSs, you will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying ordinary shares that are represented by those ADSs. Deposits and withdrawals of ordinary shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before the underlying shares are delivered to the depositary (“pre-release”), or intermediaries in the chain of ownership between holders of ADSs and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of PRC taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Taxation of Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property with respect to our ordinary shares or ADSs that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend, in the case of ordinary shares, or the date the depositary receives the dividends, in the case of ADSs, and will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Subject to certain exceptions for short-term positions, the dividends received by an individual with respect to the ordinary shares or ADSs will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the ordinary shares or ADSs will be treated as qualified dividends if:

•

the ordinary shares or ADSs are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

The ADSs will be listed on the NASDAQ Global Market and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our financial statements, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2019 taxable year. In addition, based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and our market capitalization, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future, as discussed under “Passive Foreign Investment Company Rules.” Because the ordinary shares are not themselves listed on a U.S. exchange, dividends received with respect to the ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation—People’s Republic of China Taxation”), a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. In that case, we may, however, be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “Treaty”). If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described above. Dividend distributions with respect to our ordinary shares or ADSs generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. Subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury Regulations, a U.S. Holder may be able to claim a foreign tax credit against its U.S. federal income tax liability in respect of any PRC income taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid to such U.S. Holder. Alternatively, the U.S. Holder may deduct such PRC income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit or the deductibility of foreign taxes under their particular circumstances.

U.S. Holders that receive distributions of additional ADSs or ordinary shares or rights to subscribe for ADSs or ordinary shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions.

Taxation of Dispositions of ADSs or Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” if a U.S. Holder realizes gain or loss on the sale, exchange or other disposition of ADSs or ordinary shares, that gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the ADSs or ordinary shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the ADSs or ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a PRC withholding tax is imposed on the sale or disposition of the shares, a U.S. Holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such PRC taxes. However, in the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, we may be eligible for the benefits of the Treaty, in which case, such gain may be treated as PRC source gain under the Treaty. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the ADSs or ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either

•	75 percent or more of our gross income for the taxable year is passive income; or

•

the average percentage of the value of our assets (including assets of subsidiaries in which we own at least 25 percent of the stock) that produce or are held for the production of passive income is at least 50 percent. Although the law in this regard is not entirely clear, we treat our consolidated variable interest entities as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities.

Based on our financial statements, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2019 taxable year. Additionally, we expect to derive sufficient active revenues and to have sufficient active assets, so that we will not be classified as a PFIC for the current taxable year or in the foreseeable future. However, because the PFIC tests must be applied each year, and the composition of our income and assets and value of our assets (which may be determined by reference to the market value of our ADSs) may change, and because the treatment of our VIE for U.S. federal income tax purposes is not entirely clear, it is possible that we may become a PFIC in the current or a future year. In the event that, contrary to our expectation, we are classified as a PFIC in any year and a U.S. Holder does not make a mark-to-market election, as described in the following paragraph, the holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us and gain that the holder recognizes on the sale of our ordinary shares or ADSs. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period that the U.S. Holder holds its ordinary shares or ADSs. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of his or her ordinary shares or ADSs at death.

A U.S. Holder can avoid the unfavorable rules described in the preceding paragraph by electing to mark its ordinary shares or ADSs to market. If the U.S. Holder makes this mark-to-market election, the holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of the shares at year-end over the holder’s basis in those shares. In addition, any gain the U.S. Holder recognizes upon the sale of the holder’s ADSs or ordinary shares will be taxed as ordinary income in the year of sale. A U.S. Holder can alternatively avoid the unfavorable rules described above by making a timely qualified electing fund (“QEF”) election. However, we do not expect to provide the information that would be necessary in order for a U.S. Holder to make a QEF election if we are classified as a PFIC.

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations discussed above and the desirability of making a mark-to-market election.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the ordinary shares and the ADSs) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the ADSs, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or ordinary shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

LEGAL MATTERS

Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Shearman & Sterling LLP, is representing the underwriters in this offering. Certain legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga, Attorneys at Law. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Fangda Partners. Cleary, Gottlieb, Steen & Hamilton LLP may rely upon Travers Thorp Alberga, Attorneys at Law, with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Shearman & Sterling LLP may rely upon Fangda Partners with respect to matters governed by PRC law and Travers Thorp Alberga, Attorneys at Law, with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers is located at 22/F, Prince’s Building, Central, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file annual reports on Form 20-F with the SEC, and we furnish other documents, such as current reports and other information and documents to the SEC, pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also make our SEC filings available on our website’s investor relations page as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The address for our investor relations page is http://ir.i-click.com/. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 30, 2020;

•

the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 1, 2017, together with all amendments and reports filed for the purpose of updating that description; and

•	Exhibits 99.1 and 99.2 to our report on Form 6-K that we furnished to the SEC on September 1, 2020.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus supplement, except for exhibits to those documents unless such exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R., People’s Republic of China. Our telephone number at this address is +852 3700 9000.

PROSPECTUS

iClick Interactive Asia Group Limited

(incorporated in the Cayman Islands with limited liability)

Class A Ordinary Shares

Preferred Shares

Debt Securities

Warrants

We may offer and sell Class A ordinary shares, par value US$0.001 per share, including American depositary shares, or ADSs, each representing one-half (1/2) of one Class A ordinary share, preferred shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed US$75,000,000.

In addition, from time to time, the selling shareholder to be named in a prospectus supplement may offer and sell up to an aggregate amount of US$75,000,000 of our Class A ordinary shares or ADSs held by it. The selling shareholder may sell shares of our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholder.

Each time we or any selling shareholder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus as well as documents incorporated or deemed to be incorporated by reference in this prospectus before you invest in any of our securities.

We or any selling shareholder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the NASDAQ Global Market and are traded under the ticker symbol “ICLK.”

Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share based on our dual-class share structure. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. See “Description of Share Capital.”

Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2019.

i

ABOUT THIS PROSPECTUS

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•

“active profiled user” refers to a profiled user whom we are able to detect that he/she has online activities during a specific measurement period. A “profiled user” refers to a user whom we have collected sufficient information from his/her online activities to establish a descriptive understanding of the person;

•	“ADSs” refers to our American depositary shares. Two ADSs represent one Class A ordinary share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this annual report only, Hong Kong, Macau and Taiwan;

•	“direct marketer clients” refers to marketers that have direct contractual relationship with us;

•	“end marketers,” or “marketers” refers to marketers that we serve, either directly or through marketing agencies, regardless if they have direct contractual relationship with us;

•	“enterprise solution,” was formerly referred to as our “business intelligence solution,” or “BI solution”;

•	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

•

“independent online marketing technology platforms” refers to online marketing technology platforms (i) which are not owned by any group which owns online publishing resources, or (ii) which do not own any online publishing resources;

•	mobile apps or websites “covered” refers to the mobile apps or websites from which we are able to receive data to build user profiles;

•	“mobile marketing solution” was formerly referred to as our “mobile audience solution”;

•

“online marketing technology platforms” refers to online marketing platforms which, through a combination of marketing strategies and technologies, assist marketers in optimizing their marketing resources;

•	“ordinary shares” refer to our Class A and Class B ordinary shares, par value US$0.001 per share;

•	“other marketing solution” was formerly referred as our “other solution”;

•	“OTT” refers to over-the-top, a media distribution practice that allows a content provider to sell media directly to the customer over the internet;

•	“our clients” refers to entities which enter into sales contracts with us and incur spending during the relevant period;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“we,” “us,” “our company” and “our” refer to iClick Interactive Asia Group Limited; and

•	“$”, “US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling shareholder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling shareholder sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 25, 2019, or the 2018 20-F;

•

the description of the securities contained in our registration statement on Form  8-A filed on December 1, 2017 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Our 2018 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R., People’s Republic of China. Our telephone number at this address is +852 3700 9000.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and related free writing prospectus, and the information incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue,” or similar expressions, including their negatives. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

•	our goals and strategies;

•	our success in implementing our mobile and new retail strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of online marketing industry, including online marketing technology industry in China;

•	our expectations regarding demand for and market acceptance of our products and services, including online marketing technology and enterprise solutions;

•	our expectations regarding our clients and other marketers and marketing agencies;

•	our ability to integrate and realize synergies from acquisitions and investments;

•	our plans to invest in our platform, solutions, data analytics capabilities, technology and technology infrastructure;

•	our relationships with our content distribution channel partners;

•	competition in our industry;

•	general economic and business condition in China and elsewhere; and

•	relevant government policies and regulations relating to our industry.

You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

OUR COMPANY

We are a leading independent online marketing and data technology platform in China. We serve as an integrated cross-channel gateway that provides marketers with innovative and cost-effective ways to optimize their online marketing efforts throughout their marketing cycle and achieve their branding and performance-based marketing goals. Our integrated data-driven solutions help marketers identify, engage and activate potential customers, monitor and measure the results of marketing campaigns, and create content catering to potential customers across different content distribution channels through both PC and mobile devices. We offer both mobile marketing solutions and other marketing solutions based on channels desired by our clients.

Leveraging our data analytics and experience and expertise in online marketing, in May 2018, we launched a strategic growth initiative beyond our core online marketing operation to provide SaaS-based enterprise solutions to help enterprise improve decision-making, operational and marketing efficiency. Our data-driven enterprise solutions help organizations maximize the value of their data to gain actionable insights to improve customer relationship management, decision-making and establishment of data-management platform. Through the enterprise solutions, we are able to foster deeper relationship with clients beyond digital marketing. In addition, as our clients increasingly adopt our enterprise solutions, we are able to continue to enhance the quantity, quality, and diversity of our data assets and refine our data analytics.

For our online marketing solutions, we generate revenue primarily from clients’ marketing spend through our platform as they utilize our solutions in cost-plus and specified action marketing campaigns, and to a less extent from incentives granted by the publisher under our sales agency arrangement. For our enterprise solutions, we generate revenue primarily from the upfront and on-going subscription fees client pays, which was at a minimal level in 2018.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement or relevant free writing prospectus before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	Class A ordinary shares, including Class A ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities; and

•	warrants.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities and warrants, and, in certain cases, the Class A ordinary shares (including Class A ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted limited liability company and our affairs are governed by our memorandum and articles of association and the Companies Law (2018 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, we are authorized to issue 100,000,000 shares, which consist of 80,000,000 Class A ordinary shares and 20,000,000 Class B ordinary shares, with a par value of US$0.001 each. As of the date of this prospectus, there are 30,382,551 ordinary shares issued and outstanding, par value US$0.001 per share, being the sum of (i) 25,561,943 Class A ordinary shares, of which 1,555,760 Class A ordinary shares are held by Arda Holding Limited underlying the options granted but not yet exercised (whether or not they are vested) and the options reserved for issuance under our 2018 share incentive plan, and 309,816 Class A ordinary shares are held by JPMorgan Chase Bank N.A., our depositary, underlying the unvested restricted Class A ordinary share units under our post-IPO share incentive plan, and (ii) 4,820,608 Class B ordinary shares.

Our Amended and Restated Memorandum and Articles of Association

In December 2018, the shareholders of our company approved a special resolution to delete certain provisions of our articles of association which can be more efficiently dealt with through our website and with public filings, and to adopt the ninth amended and restated memorandum an articles of association reflecting such changes. The following are summaries of material provisions of our ninth amended and restated memorandum and articles of association, as well as the Companies Law (2018 Revision) insofar as they relate to the material terms of our ordinary shares. You should read our current memorandum and articles of association, which was filed as an exhibit to our 2018 Form 20F filed on April 25, 2019. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find More Information About Us.”

Ordinary Shares

Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members should be immediately updated to record and give effect to the issue of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Our share capital is currently divided into Class A ordinary shares and Class B ordinary shares. On a show of hands each shareholder is entitled to one vote or, on a poll, each Class A ordinary share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company. Unless otherwise required under the laws of the Cayman Islands, Class A ordinary shares and Class B ordinary shares shall vote together as a single class.

Voting at any meeting of shareholders is by way of a poll, unless the chairman allows a vote by show of hands on a resolution which relates purely to a procedural or administrative matter. Procedural and administrative matters are those that are not on the agenda of the general meeting and relate to the chairman’s duties to maintain the orderly conduct of the meeting or allow the business of the meeting to be properly and effectively dealt with, while affording all shareholders a reasonable opportunity to express their views.

A quorum required for a meeting of shareholders consists of two shareholders entitled to vote present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. A majority of the board or the chairman of the board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. Both ordinary resolutions and special resolutions may also be passed by unanimous written resolutions signed by all the shareholders of our company, as permitted by the Companies Law and our current amended and restated memorandum and articles of association. An ordinary resolution will be required for important matters including appointment or removal of the chairman of the board of directors, or removal of any directors (other than “for cause”), etc. A special resolution will be required for fundamental matters including a change of control event, and statutory matters such as merger, a change of name, making changes to our memorandum and articles of association or other matter as required under the laws of the Cayman Islands.

Conversion

Class B ordinary shares are convertible into Class A ordinary shares. All Class B ordinary shares are subject to automatic conversion into Class A ordinary shares when the beneficial ownership of Class B ordinary shares is transferred to persons who are not an affiliate of the holders of the Class B ordinary shares. Each Class B ordinary share is generally convertible into one Class A ordinary share. However, if and when the nominal amount of one Class A ordinary share changes by reason of consolidation or sub-division, the applicable conversion rate of Class B ordinary shares into Class A ordinary shares shall equal the quotient of the revised nominal amount, divided by the former nominal amount, of one Class A ordinary share.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our current amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our current amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions

Some provisions of our current amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our current amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Our current amended and restated memorandum and articles of association provide that we shall in each year hold a general meeting as our annual general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Our board of directors shall give no less than ten clear days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a representative action against, or derivative actions in the name of, our company to challenge:

(a)	an act which is ultra vires the company or illegal, which is therefore incapable of ratification by the shareholders,

(b)	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, or

(c)	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders with or without cause or by our directors for cause.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our current amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of all the holders of the issued shares of that class or with the sanction of a special resolution at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our current amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our current amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash . The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares . In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares . In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions . In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct, or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 40 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we informs the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, we have provided the depositary with an opinion of our counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of Cayman Island law, rule, regulation or permit and (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under Cayman Island law.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any general meeting of shareholders is by a poll save that the chairman of the meeting may in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands in accordance with relevant provisions in the Memorandum and Articles of Association of the Company. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•

an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•

in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. (“JPMorgan”) shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion.

JPMorgan and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to us and the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. The depositary may terminate the deposit agreement upon 30 days’ notice to us and the registered holders of ADR under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Company’s shares are de-listed, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of all or substantially all assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

SELLING SHAREHOLDER

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell up to an aggregate amount of US$75,000,000 of our Class A ordinary shares or ADSs pursuant to this prospectus and the applicable prospectus supplement. These Class A ordinary shares were originally issued in private placements prior to our initial public offering. In connection with our pre-IPO private placements, we granted registration rights to certain shareholders, including piggy-back registration rights that if we propose to register for our own account or the account of any other person any of our equity securities, we shall use our reasonable best efforts to also register their registrable securities in the registration.

Such selling shareholders may sell shares of our Class A ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our Class A ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of shares of our ordinary shares beneficially owned by such selling shareholder and the number of our Class A ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or any selling shareholder or any dealers acting for us or on our behalf or a selling shareholder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of the securities offered through this prospectus, we or any selling shareholder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling shareholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We or any selling shareholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize, underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling shareholder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling shareholder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or any selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling shareholders, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted limited liability company, such as political and economic stability, an effective judicial system (except for certain disadvantages discussed below), a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.

We conduct substantially all of our current operations outside the United States, and substantially all of our assets are located outside the United States. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Travers Thorp Alberga, Attorneys at Law, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Travers Thorp Alberga, Attorneys at Law, has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties or other arrangements between China and the jurisdiction where the judgment is rendered or reciprocity arrangements for the recognition and enforcement of foreign judgments. There are no treaties and only limited reciprocity arrangements between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus supplement. Therefore, Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is substantial uncertainty as to whether the courts of the PRC would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the PRC against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, subject to certain conditions, including but not limited to when the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Travers Thorp Alberga, Attorneys at Law, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers is located at 22/F, Prince’s Building, Central, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov . We also maintain a website at www.i-click.com , but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Up to 7,922,787 American Depositary Shares

(Representing Up to 3,961,393.5 Class A Ordinary Shares)

iClick Interactive Asia Group Limited

P R O S P E C T U S   S U P P L E M E N T

BofA Securities

China Renaissance

ICBCI

A.G.P.

                    , 2020